MASTER REPURCHASE AGREEMENT
Dated as of November 23, 2011
between
BARCLAYS BANK PLC,
as Purchaser,
and
RAIT CMBS CONDUIT II, LLC,
as Seller

EXHIBITS

EXHIBIT I EXHIBIT II EXHIBIT III EXHIBIT IV EXHIBIT V EXHIBIT VI EXHIBIT VII EXHIBIT VIII EXHIBIT IX EXHIBIT X EXHIBIT XI EXHIBIT XII	Names and Addresses for Communications between Parties
Form of Confirmation Statement
Authorized Representatives of Seller
Form of Power of Attorney
Representations and Warranties Regarding Individual Purchased Assets
Form of Escrow Agreement
Advance Procedures
Form of Margin Call
UCC Filing Jurisdictions
Form of Release Letter
Form of Covenant Compliance Certificate
Eligibility Matrix

EXHIBIT XIII Seller Asset ScheduleMASTER REPURCHASE AGREEMENT

MASTER REPURCHASE AGREEMENT, dated as of November 23, 2011 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”), by and between Barclays Bank PLC, a public limited company organized under the laws of England and Wales (including any successor thereto, “Purchaser”) and RAIT CMBS Conduit II, LLC, a limited liability company organized under the laws of the State of Delaware (“Seller”).

ARTICLE 1

APPLICABILITY

From time to time the parties hereto may enter into transactions in which Seller and Purchaser agree to the transfer from Seller to Purchaser all of Seller’s rights, title and interest to certain Eligible Assets (as defined herein) or other assets and, in each case, the other related Purchased Items (as defined herein) (collectively, the “Assets”) against the transfer of funds by Purchaser to Seller, with a simultaneous agreement by Purchaser to transfer back to Seller such Assets at a date certain or on demand, against the transfer of funds by Seller to Purchaser. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits identified herein as applicable hereunder. Each individual transfer of an Eligible Asset shall constitute a distinct Transaction. Notwithstanding any provision or agreement herein, at no time shall Purchaser be obligated to agree to enter into any Transaction. Any commitment to enter into a Transaction shall be evidenced by Purchaser’s delivery of a Confirmation pursuant to Article 3(b)(ii)(A) and shall be subject to satisfaction of all terms and conditions of this Agreement.

ARTICLE 2

DEFINITIONS

“A-Note” shall mean a senior or pari passu senior Mortgage Note evidencing a senior position in a Mortgage Loan.

“Accelerated Repurchase Date” shall have the meaning specified in Article 13(b)(i) of this Agreement.

“Accepted Servicing Practices” shall mean with respect to any Purchased Asset, those mortgage loan servicing practices of prudent mortgage lending institutions that service mortgage loans of the same type as such Purchased Asset in the state where the related underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.

“Account Bank” shall mean Wells Fargo Bank, National Association, or any successor appointed by Purchaser in its sole and absolute discretion.

“Account Control Agreement” shall mean that certain Blocked Account Agreement, dated as of the date hereof, among Purchaser, Seller and Account Bank.

“Act of Insolvency” shall mean, with respect to any Person, (a) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (b) the seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or all or substantially all of the property of such Person; (c) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (d) the making of a general assignment for the benefit of creditors; (e) the admission by such Person of its inability to pay its debts or discharge its obligations as they become due or mature; or (f) that any Governmental Authority or agency or any person, agency or entity acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or substantially all of the property of such Person, or shall have taken any action to displace the management of such Person or to curtail its authority in the conduct of the business of such Person.

“Affiliate” shall mean, when used with respect to any specified Person, (a) any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. Control shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto, or (b) any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Agreement” shall have the meaning assigned thereto in the introductory paragraph hereof.

“Alternative Rate” shall have the meaning specified in Article 3(g) of this Agreement.

“Alternative Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Alternative Rate.

“Anti-Money Laundering Laws” shall have the meaning specified in Article 9(b)(xxxi) of this Agreement.

“Assets” shall have the meaning specified in Article 1 of this Agreement.

“Assignee” shall have the meaning specified in Article 18 of this Agreement.

“Escrow Agreement” shall mean an agreement substantially in the form of Exhibit VI hereto or such other form as may be approved by Purchaser in its sole and absolute discretion, delivered by a Settlement Agent to Purchaser and Custodian.

“Bankruptcy Code” shall mean The United States Bankruptcy Code of 1978, as amended from time to time.

“Breakage Costs” shall have the meaning assigned thereto in Article 3(l).

“Business Day” shall mean a day other than (a) a Saturday or Sunday, or (b) a day in which the New York Stock Exchange or banks in the State of New York are authorized or obligated by law or executive order to be closed.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.

“Capitalized Lease Obligations” shall mean obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.

“Change of Control” shall mean the occurrence of any of the following events: (a) with respect to Guarantor, any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner, directly or indirectly, of 51% or more of the total voting power of all classes of Capital Stock of Guarantor entitled to vote generally in the election of the directors or (b) with respect to Seller, Guarantor shall cease to own and control, of record and beneficially, directly or indirectly, 100% of the common stock of Seller and 80% of the preferred stock of Seller.

“Closing Date” shall mean November 23, 2011.

“Collateral” shall have the meaning specified in Article 6 of this Agreement.

“Collection Account” shall have the meaning specified in Article 5(a) of this Agreement.

“Confirmation” shall have the meaning specified in Article 3(b)(ii)(A) of this Agreement.

“Covenant Compliance Certificate” shall mean a properly completed and executed Covenant Compliance Certificate substantially in the form of Exhibit XI hereto.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of the date hereof, by and among Custodian, Seller and Purchaser.

“Custodial Delivery” shall have the meaning specified in the Custodial Agreement.

“Custodian” shall mean Wells Fargo Bank, National Association, or any successor custodian appointed by Purchaser.

“DBRS” shall mean DBRS, Inc. and any successor or successors thereto.

“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Defaulted Mortgage Asset” shall mean any asset (a) that is thirty (30) days or more delinquent in the payment of principal, interest, fees or other amounts payable under the terms of the related transaction documents, (b) for which there is a material breach of the applicable representations and warranties set forth on Exhibit V hereto that have not been cured, (c) as to which an Act of Insolvency shall have occurred with respect to the Borrower or (d) as to which a non-monetary event of default shall have occurred under any document included in the Purchased Asset File for such Purchased Asset.

“Dollars” and “$” shall mean freely transferable lawful money of the United States of America.

“Dry Purchased Asset” shall mean an Eligible Asset which Seller is selling to Purchaser and for which the Purchased Asset File has been, or will be delivered to Custodian, prior to the related Purchase Date.

“Due Diligence Package” shall have the meaning specified in Exhibit VII to this Agreement.

“Early Repurchase” shall mean a repurchase of a Purchased Asset as described in Article 3(e) of this Agreement.

“Early Repurchase Date” shall have the meaning specified in Article 3(e) of this Agreement.

“Eligible Assets” shall mean any Mortgage Loan that on the related Purchase Date (i) is approved by Purchaser in its sole discretion, (ii) satisfies the criteria set forth in the definition of Mortgage Loan and (iii) with respect to which the representations and warranties set forth in this Agreement (including the exhibits hereto) are true and correct in all respects except to the extent disclosed in a Requested Exceptions Report approved by Purchaser. The determination by Purchaser that a Purchased Asset constitutes an Eligible Asset shall not be revoked by Purchaser in the absence of fraud, bad faith or malfeasance by the Seller. The forgoing sentence shall not in any way limit the ability of Purchaser to re-determine Market Value for any Purchased Asset in accordance with Article 4(a) hereof.

Any Mortgage Loan, as of the proposed Purchase Date: (i) that is a non-performing loan; (ii) that is a Defaulted Mortgage Assets; (iii) for which the applicable appraisal is (a) not dated within three hundred sixty-four (364) days of such proposed Purchase Date or (b) not acceptable to purchaser in its sole and absolute discretion or (iv) that is secured directly or indirectly by loans described in the preceding clauses (i) through (iii), shall not constitute an Eligible Asset.

“Eligibility Matrix” shall mean the eligibility matrix mutually approved by Seller and Purchaser and attached as Exhibit XII to this Agreement.

“Eligible Property Types” shall mean multi-family, office, retail and warehouse/industrial properties that:

(i) have at least three (3) years of operating history (if applicable) with, to the extent available, audited financial statements (in each case subject to certain exceptions approved by Purchaser on a case-by-case basis);

(ii) are fully stabilized and satisfy the occupancy requirements set forth in the Eligibility Matrix;

(iii) have a minimum value of $5 million as determined by Purchaser on a case-by-case basis and employing commercially reasonable methods (which methods may include, without limitation, appraisals);

(iv) are not be undergoing any major renovation or expansion and are free of material structural or environmental defects; and

(v) are not occupied by a single-tenant (subject to certain exceptions approved by Purchaser on a case-by-case basis).

The Purchaser may, on a case-by-case basis, approve mobile home park, self-storage and hospitality properties. The Eligible Property Type criteria set forth herein may be revised by Purchaser in its sole discretion with respect to any new Eligible Assets proposed to be purchased by the Purchaser under the Facility. For the avoidance of doubt, such revised Eligible Property Type criteria shall only be applicable to new Eligible Assets being proposed for purchase under the Facility after the date such Eligible Property Type criteria is revised and written notice of such revision is provided to Seller.

“Environmental Law” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Internal Revenue Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Internal Revenue Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Internal Revenue Code, described in Section 414(m) or (o) of the Internal Revenue Code of which Seller is a member.

“Event of Default” shall have the meaning specified in Article 13(a) of this Agreement.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Extension Fee” shall have the meaning specified in the Fee Letter.

“Extension Period” shall have the meaning specified in Article 3(m)(i) of this Agreement.

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Purchaser from three (3) federal funds brokers of recognized standing selected by it; provided, that such selected brokers shall be the same brokers as selected for all of Purchaser’s other repurchase customers where the Federal Funds Rate is to be applied, to the extent such brokers are available.

“Fee Letter” shall mean the letter agreement, dated as of the date hereof, by and between Purchaser and Seller.

“Filings” shall have the meaning specified in Article 6(b) of this Agreement.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Fitch” shall mean Fitch Ratings, Inc., Fitch Ratings, Ltd. and their subsidiaries including Derivative Fitch, Inc. and Derivative Fitch Ltd. and any successor or successors thereto.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty” shall mean the Guaranty, dated as of the date hereof, from Guarantor in favor of Purchaser, in form and substance acceptable to Purchaser.

“Guarantor” shall mean RAIT Financial Trust, a Maryland Real Estate Investment Trust.

“Indebtedness” shall mean, for any Person, (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) Indebtedness of others guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (h) Recourse Indebtedness of such Person; (i) Indebtedness of general partnerships of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise; (j) Capitalized Lease Obligations of such Person; (k) all net liabilities or obligations under any interest rate, interest rate swap, interest rate cap, interest rate floor, interest rate collar, or other hedging instrument or agreement; and (l) all obligations of such Person under Financing Leases; provided, that, Indebtedness shall not include any borrowings by the Guarantor or its Subsidiaries from the Federal Reserve Bank of New York’s Term Asset-Backed Securities Loan Facility.

“Indemnified Amounts” and “Indemnified Parties” shall have the meaning specified in Article 25 of this Agreement.

“Independent Manager” shall mean shall mean a natural Person who (a) is not at the time of initial appointment and has never been, and will not while serving as Independent Manager be: (i) a stockholder, director, officer, employee, partner, member (other than a “special member” or “springing member”), manager (with the exception of serving as the Independent Manager of Seller), attorney or counsel of Seller or Guarantor or any Affiliate or equity owner of Seller or Guarantor; (ii) a customer, supplier or other Person who derives any of its purchases or revenues (other than any revenue derived from serving as the Independent Manager of such party) from its activities with Seller or Guarantor or any Affiliate or equity owner of Seller or Guarantor; (iii) a Person controlling or under common control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of Seller, or Guarantor or any Affiliate or equity owner of Seller or Guarantor; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of Seller or Guarantor or any Affiliate or equity owner of Seller or Guarantor and (b) has (i) prior experience as an independent director or independent manager for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or independent managers thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company or Stewart Management Company, or if none of these companies is then providing professional independent directors, another nationally recognized company acceptable to Purchaser, that is not an Affiliate of Seller and that provides, inter alia, professional independent directors or independent managers in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Manager”) and is an employee of such a company or companies at all times during his or her service as an Independent Manager. A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent manager of a “special purpose entity” Affiliated with Seller or Guarantor (provided such Affiliate does not or did not own a direct or indirect equity interest in Seller) shall not be disqualified from serving as an Independent Manager, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent manager of Affiliates of Seller or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural Person who satisfies the foregoing definition other than subparagraph (a)(ii) shall not be disqualified from serving as an Independent Manager if such individual is a Professional Independent Manager and such individual complies with the requirements of the previous sentence.

“Interim Servicing Agreement” shall mean the Interim Servicing Agreement, dated as of the date hereof, by and among the Servicer, Seller and Purchaser.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Kroll” shall mean Kroll Bond Rating Agency, Inc. and any successor or successors thereto.

“LIBOR” shall mean, with respect to each Pricing Rate Period, the rate determined by Purchaser to be (i) the per annum rate for one (1) month deposits in Dollars, which appears on the Reuters Screen LIBOR01 Page (or any successor thereto) as the London Interbank Offering Rate as of 11:00 a.m., London time, on the day that is two (2) London Business Days prior to that respective Pricing Rate Determination Date (rounded upwards, if necessary, to the nearest 1/1000 of 1%); (ii) if such rate does not appear on said Reuters Screen LIBOR01 Page, the arithmetic mean (rounded as aforesaid) of the offered quotations of rates obtained by Purchaser from the Reference Banks for one (1) month deposits in Dollars to prime banks in the London Interbank market as of approximately 11:00 a.m., London time, on the day that is two (2) London Business Days prior to that Pricing Rate Determination Date and in an amount that is representative for a single transaction in the relevant market at the relevant time; or (iii) if fewer than two (2) Reference Banks provide Purchaser with such quotations, the rate per annum which Purchaser determines in its commercially reasonable discretion to be the arithmetic mean (rounded as aforesaid) of the offered quotations of rates which major banks in New York, New York selected by Purchaser are quoting at approximately 11:00 a.m., New York City time, on the Pricing Rate Determination Date for loans in Dollars to leading European banks for a period equal to the applicable Pricing Rate Period in amounts of not less than $1,000,000.00; provided, that such selected banks shall be the same banks as selected for all of Purchaser’s other repurchase customers where LIBOR is to be applied, to the extent such banks are available. Purchaser’s determination of LIBOR in accordance with this definition shall be binding and conclusive on Seller absent manifest error. LIBOR may or may not be the lowest rate based upon the market for U.S. Dollar deposits in the London Interbank Eurodollar Market at which Purchaser prices loans on the date which LIBOR is determined by Purchaser as set forth above.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.

“London Business Day” shall mean any day other than (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks in London, England are not open for business.

“Margin Amount” shall mean, with respect to any Purchased Asset on any date, an amount equal to (a) the lesser of (i) the unpaid principal balance of such Purchased Asset and (ii) the Market Value of such Purchased Asset, multiplied by (b) the applicable Purchase Price Percentage for such Purchased Asset.

“Margin Call” shall have the meaning specified in Article 4(a) of this Agreement.

“Margin Deficit” shall exist, with respect to any Purchased Asset, if (a) the Margin Amount for such Purchased Asset is less than (b) the Repurchase Price for such Purchased Asset.

“Margin Deficit Event” shall exist, with respect to any Purchased Asset, if the Margin Amount for such Purchased Asset is less than the product of (a) 98% multiplied by (b) the Repurchase Price for such Purchased Asset.

“Margin Excess” shall have the meaning specified in Article 4(c) of this Agreement.

“Margin Return Amount” shall mean, with respect to any Purchased Asset, any amounts paid to Seller by Purchaser pursuant to Article 4(c) with respect to such Purchased Asset.

“Market Value” shall mean, with respect to any Purchased Asset as of any relevant date, the market value for such Purchased Asset on such date as determined by Purchaser in its sole discretion, exercised in good faith. Without limiting the foregoing, the Market Value shall, at Purchaser’s option, be deemed to be zero with respect to each Purchased Asset (i) in respect of which there is a material breach of a representation and warranty set forth in Exhibit V hereto, (ii) in respect of which the complete Purchased Asset File has not been delivered to the Custodian in accordance with the terms of the Custodial Agreement, (iii) that has been released from the possession of the Custodian under the Custodial Agreement to the Seller for a period in excess of ten (10) calendar days, (iv) upon the occurrence of any Act of Insolvency with respect to any co-participant or any other Person having an interest in such Purchased Asset or any related Underlying Mortgaged Property that is pari passu with, in right of payment or priority, the rights of Purchaser in such Purchased Asset or (v) that is determined by Purchaser to be a Defaulted Mortgage Asset.

The Market Value of each Purchased Asset may be determined by Purchaser on each Business Day during the term of this Agreement, and shall take into consideration any pledged hedging arrangements.

“Marketable Title” shall mean title that is freely transferable and clear of all encumbrances, liens, clouds, risks of litigation, or other title defects.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, business, operations or financial condition of Seller or Guarantor, (b) the ability of Seller or Guarantor to perform its obligations under any of the Transaction Documents, (c) the validity or enforceability of any of the Transaction Documents or (d) the rights and remedies of Purchaser under any of the Transaction Documents.

“Materials of Environmental Concern” shall mean any toxic mold, any petroleum (including, without limitation, crude oil or any fraction thereof) or petroleum products (including, without limitation, gasoline) or any hazardous or toxic substances, materials or wastes, defined as such in or regulated under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, and urea-formaldehyde insulation.

“Maximum Facility Purchase Price” shall have the meaning specified in the Fee Letter.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor or successors thereto.

“Morningstar” shall mean Morningstar, Inc. and any successor or successors thereto.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first Lien on or a first priority ownership interest in an estate in fee simple in real property and the improvements thereon or a ground lease, securing a Mortgage Note or similar evidence of indebtedness.

“Mortgage Loan” shall mean (a) any commercial mortgage loan that:

(i) is newly-originated, fully disbursed (except for customary holdbacks, reserves and escrows for tenant improvements and leasing commissions) and performing;

(ii) has a term to maturity of no greater than ten (10) years;

(iii) is not, and has not previously been, subject to any other warehouse or repurchase facility;

(iv) has an underlying borrower that is a bankruptcy-remote special purpose entity (to the extent required pursuant to Rating Agency criteria);

(v) is secured by a Mortgage on one or more properties that are of an Eligible Property Type and otherwise satisfies the criteria set forth in the definition of Eligible Property Type;

(vi) has a loan-to-value ratio of up to 75.0% as determined by Purchaser on a case-by-case basis and employing commercially reasonable methods (which methods may include, without limitation, appraisals);

(vii) has a loan-to-value ratio inclusive of any related pari-passu or subordinate loans secured directly or indirectly by the same collateral (collectively with the Mortgage Loan, the “Total Financing”) of up to 85.0% as determined by Purchaser on a case-by-case basis and employing commercially reasonable methods (which methods may include, without limitation, appraisals); and

(viii) satisfies the debt yield, the Total Financing minimum debt yield and minimum debt-service-coverage ratio requirements set forth in the Eligibility Matrix; or

(b) an A-Note in a Mortgage Loan that meets all of the criteria set forth in clause (a) above.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage.

“Mortgagor” shall mean the obligor on a Mortgage Note and the grantor of the related Mortgage.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Cash Flow” shall mean, with respect to any Purchased Asset at any time, all monies collected from or in respect of such Purchased Asset, including without limitation, payments of interest, principal, repayment, rental or other income, insurance and liquidation proceeds, plus all proceeds from sale or other disposition of such Purchased Asset.

“Participants” shall have the meaning specified in Article 18 of this Agreement.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture, unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.

“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Internal Revenue Code, other than a Multiemployer Plan.

“Pre-Purchase Due Diligence” shall have the meaning specified in Article 3(b)(iv) of this Agreement.

“Pre-Purchase Due Diligence Review Fee” shall have the meaning specified in the Fee Letter.

“Pre-Purchase Legal Review Fee” shall have the meaning specified in the Fee Letter.

“Pricing Rate” shall mean, for any Pricing Rate Period, an annual rate equal to the sum of (i) LIBOR and (ii) the relevant Spread, in each case, for the applicable Pricing Rate Period for the related Purchased Asset. The Pricing Rate shall be subject to adjustment and/or conversion as provided in the Transaction Documents (including, without limitation, as provided in Articles 3(g) and (h) of this Agreement) or the related Confirmation.

“Pricing Rate Determination Date” shall mean with respect to any Pricing Rate Period with respect to any Transaction, the second (2nd) Business Day preceding the first day of such Pricing Rate Period.

“Pricing Rate Period” shall mean, with respect to any Transaction and any Remittance Date (a) in the case of the first Pricing Rate Period, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date, and (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including the immediately preceding Remittance Date and ending on and excluding the following Remittance Date; provided, however, that in no event shall any Pricing Rate Period for a Purchased Asset end subsequent to the Repurchase Date for such Purchased Asset.

“Principal Payment” shall mean, with respect to any Purchased Asset, any payment or prepayment of principal received or allocated as principal in respect thereof.

“Prohibited Investor” shall mean (1) a person or entity whose name appears on the list of Specially Designated Nationals and Blocked Persons by the Office of Foreign Asset Control (“OFAC”), (2) any foreign shell bank, and (3) any person or entity resident in or whose subscription funds are transferred from or through an account in a jurisdiction that has been designated as a non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering (“FATF”), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur. See http://www.fatf-gati.org for FATF’s list of Non-Cooperative Countries and Territories.

“Properties” shall have the meaning specified in Article 9(b)(xxvii)(A) of this Agreement.

“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which Purchaser purchases such Purchased Asset from Seller hereunder.

“Purchase Price Differential” shall mean, with respect to any Purchased Asset as of any date, the amount equal to the product of (a) the applicable Pricing Rate for such Purchased Asset and (b) the average outstanding Purchase Price of such Purchased Asset, calculated on the basis of a 360-day year and the actual number of days during the period commencing on (and including) the Purchase Date for such Purchased Asset and ending on (but excluding) the Repurchase Date for such Purchased Asset (reduced by any amount of such Purchase Price Differential previously paid by Seller to Purchaser with respect to such Purchased Asset).

“Purchase Price” shall mean, with respect to any Purchased Asset, the price at which such Purchased Asset is transferred by Seller to Purchaser on the applicable Purchase Date. The Purchase Price as of the Purchase Date for any Purchased Asset shall be an amount (expressed in Dollars) equal to the product obtained by multiplying the applicable Purchase Price Percentage, as determined by Purchaser on a case-by-case basis in its sole and absolute discretion, by the lesser of (x) the unpaid principal balance of such Purchased Asset and (y) the Market Value of such Purchased Asset.

“Purchase Price Percentage” shall have the meaning specified in the Fee Letter.

“Purchased Asset” shall mean (a) with respect to any Transaction, the Eligible Asset sold by Seller to Purchaser in such Transaction and (b) with respect to the Transactions in general, all Eligible Assets sold by Seller to Purchaser (other than Purchased Assets that have been repurchased by Seller). An Eligible Asset that is repurchased by Seller in accordance with this Agreement shall cease to be a Purchased Asset.

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents comprising the Purchased Asset File for such Purchased Asset.

“Purchased Asset File” shall mean the documents specified as the “Purchased Asset File” in the Custodial Agreement, together with any additional documents and information required to be delivered to Purchaser or its designee (including the Custodian) pursuant to this Agreement and/or the Custodial Agreement; provided that to the extent that Purchaser waives, including pursuant to Article 7(c), receipt of any document in connection with the purchase of an Eligible Asset (but not if Purchaser merely agrees to accept delivery of such document after the Purchase Date), such document shall not be a required component of the Purchased Asset File.

“Purchased Items” shall mean all of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located:

(i) the Purchased Assets and all “securities accounts” (as defined in Article 8 501(a) of the UCC) to which any or all of the Purchased Assets are credited;

(ii) the Purchased Asset Documents, the Servicing Rights, the Servicing Agreement, the Servicing Records, mortgage guaranties, mortgage insurance, insurance policies, insurance claims, collection and escrow accounts, and letters of credit, in each case, relating to the Purchased Assets;

(iii) all related forward trades and takeout commitments placed on the Purchased Assets;

(iv) all proceeds relating to the sale, securitization, liquidation, or other disposition of the Purchased Assets;

(v) all “general intangibles”, “accounts”, “chattel paper”, “investment property”, “instruments” and “deposit accounts”, each as defined in the UCC, relating to or constituting any and all of the foregoing; and

(vi) all replacements, substitutions or distributions on or proceeds, payments, Net Cash Flow and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

Notwithstanding the foregoing, upon the payment in full to Purchaser of the Repurchase Price for a Purchased Asset, all right, title and interest in the Purchased Items related to such Purchased Asset shall be vested in Seller.

“Purchaser” shall have the meaning assigned thereto in the introductory paragraph hereof.

“Rating Agency” shall mean any of Fitch, Moody’s, S&P, DBRS, Morningstar and Kroll, or any other rating agency designated by Purchaser.

“Recourse Indebtedness” shall mean, for any Person on any date, without duplication, the indebtedness of such Person (and its consolidated Subsidiaries) for which such Person (and its consolidated Subsidiaries) is directly responsible or liable as obligor or guarantor (excluding obligations arising by reason of customary recourse carve-outs under a non-recourse instrument, including, but not limited to, fraud, misappropriation and environmental indemnities).

“Reference Banks” shall mean banks designated by Purchaser, in its sole discretion exercised in good faith, each of which shall (i) be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market and (ii) have an established place of business in London.

“Release Letter” shall mean a letter substantially in the form of Exhibit X hereto (or such other form as may be acceptable to Purchaser).

“REMIC” shall mean a real estate mortgage investment conduit, within the meaning of Section 860D(a) of the Internal Revenue Code.

“Remittance Date” shall mean the 15th calendar day of each month, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to by Seller and Purchaser.

“Repurchase Date” means, with respect to any Purchased Asset, the earliest to occur of (a) the date set forth in the applicable Confirmation, or if such day is not a Business Day, the immediately following Business Day; (b) the Termination Date; (c) the Early Repurchase Date with respect to such Purchased Asset; or (d) the Accelerated Repurchase Date. Notwithstanding the foregoing, in no event shall the Repurchase Date for any Purchased Asset be more than three hundred sixty-four (364) days following the original Purchase Date for such Purchased Asset.

“Repurchase Obligations” shall have the meaning assigned thereto in Article 6(a) of this Agreement.

“Repurchase Price” shall mean, with respect to any Purchased Asset as of any Repurchase Date or any date on which the Repurchase Price is required to be determined hereunder, the price at which such Purchased Asset is to be transferred from Purchaser to Seller; such price will be determined in each case as the sum of (i) the Purchase Price of such Purchased Asset; (ii) the accreted and unpaid Purchase Price Differential with respect to such Purchased Asset as of the date of such determination (other than, with respect to calculations in connection with the determination of a Margin Deficit, accreted and unpaid Purchase Price Differential for the current Pricing Rate Period); (iii) all accrued and unpaid costs and expenses relating to such Purchased Assets; and (iv) any other amounts due and owing by Seller to Purchaser and its Affiliates pursuant to the terms of this Agreement (including, without limitation, pursuant to Article 3(l) of this Agreement) as of such date. In addition to the forgoing, the Repurchase Price shall be (i) decreased by (A) the portion of any Principal Payments on such Purchased Asset that is applied pursuant to Article 5 to reduce such Repurchase Price and (B) any other amounts specifically paid to Purchaser by Seller to reduce such Repurchase Price and (ii) increased by any Margin Return Amounts with respect to such Purchased Asset.

“Requested Exceptions Report” shall have the meaning specified in Exhibit VII hereto.

“Requirement of Law” shall mean any applicable law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.

“Responsible Officer” shall mean any executive officer of Seller.

“S&P” shall mean Standard and Poor’s Ratings Services and any successor or successors thereto.

“SEC” shall have the meaning specified in Article 22(a) of this Agreement.

“Seller” shall have the meaning assigned thereto in the introductory paragraph hereof.

“Seller Asset Schedule” shall mean, with respect to each Purchased Asset, the information set forth in Exhibit XIII hereto.

“Servicer” shall mean RAIT Partnership, L.P. or any other servicer approved by Purchaser in its reasonable discretion; provided that, Purchaser shall not unreasonably withhold its consent to appoint a servicer that has a primary servicer rating of at least average by S&P; provided further, that after the occurrence and during the continuance of an Event of Default Purchaser may designate a Servicer in its sole and absolute discretion.

“Servicing Records” shall have the meaning specified in Article 27(b) of this Agreement.

“Servicing Rights” shall mean rights of any Person, to administer, service or subservice the Purchased Assets or to possess related Servicing Records.

“Settlement Agent” shall mean a title company, escrow company or attorney, as applicable in accordance with local law and practice, which is a party to the Escrow Agreement and is approved by Purchaser in its sole and absolute discretion.

“SIPA” shall have the meaning specified in Article 22(a) of this Agreement.

“Spread” shall have the meaning specified in the Fee Letter.

“Structuring Fee” shall have the meaning specified in the Fee Letter.

“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Seller.

“Termination Date” shall mean the day that is the earlier of (i) three hundred sixty-four (364) calendar days after the Closing Date, or such later date as may be in effect pursuant to Article 3(m) hereof or (ii) the day on which an Event of Default occurs (after all applicable grace, notice and/or cure periods).

“Termination Date Extension Conditions” shall have the meaning specified in Article 3(m).

“Title Insurer” shall mean a nationally recognized title insurance company qualified to do business in the jurisdiction where the applicable mortgaged property is located.

“Title Policy” shall mean an American Land Title Association (ALTA) lender’s title insurance policy or a comparable form of lender’s title insurance policy (or escrow instructions binding on the Title Insurer and irrevocably obligating the Title Insurer to issue such title insurance policy, a title policy commitment or pro-forma “marked up” at the closing of the related Purchased Asset and countersigned by the Title Insurer or its authorized agent) as adopted in the applicable jurisdiction.

“Transaction” shall mean a Transaction, as specified in Article 1 of this Agreement.

“Transaction Documents” shall mean, collectively, this Agreement, any applicable Exhibits to this Agreement, the Fee Letter, the Guaranty, the Custodial Agreement, the Interim Servicing Agreement, the Account Control Agreement, all Confirmations and assignment documentation executed pursuant to this Agreement in connection with specific Transactions, and all other documents executed in connection with this Agreement or any Transaction.

“Trust Receipt” shall have the meaning specified in the Custodial Agreement.

“UCC” shall have the meaning specified in Article 6(b) of this Agreement.

“Underlying Mortgaged Property” shall mean, with respect to any Mortgage Loan, the mortgaged property securing such Mortgage Loan.

“Underwriting Issues” shall mean, with respect to any Purchased Asset as to which Seller intends to request a Transaction, all material information that has come to Seller’s attention that, based on the making of reasonable inquiries and the exercise of reasonable care and diligence under the circumstances, would be considered a materially “negative” factor (either separately or in the aggregate with other information), or a defect in loan documentation or closing deliveries (such as any absence of any Purchased Asset Document(s)), to a reasonable institutional mortgage Purchaser in determining whether to originate or acquire the Purchased Asset in question.

“Wet Purchased Asset” shall mean an Eligible Asset which Seller is selling to Purchaser simultaneously with the origination thereof and for which the Purchased Asset File has not been delivered to Custodian.

All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. References to “good faith” in this Agreement shall mean “honesty in fact in the conduct or transaction concerned”.

ARTICLE 3

INITIATION; CONFIRMATION; TERMINATION; FEES

(a) Purchaser’s agreement to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Purchaser shall have received from Seller the following fees and expenses, and all of the following items, each of which shall be satisfactory in form and substance to Purchaser and its counsel:

(i) The following documents, delivered to Purchaser:

(A) this Agreement, duly completed and executed by each of the parties hereto (including all exhibits hereto);

(B) the Fee Letter, duly completed and executed by each of the parties hereto;

(C) the Custodial Agreement, duly executed and delivered by each of the parties thereto;

(D) the Account Control Agreement, duly completed and executed by each of the parties thereto;

(E) the Guaranty, duly completed and executed by each of the parties thereto;

(F) the Interim Servicing Agreement, duly completed and executed by each of the parties thereto;

(G) [reserved];

(H) any and all consents and waivers applicable to Seller or to the Purchased Assets;

(I) a power of attorney substantially in the form of Exhibit IV hereto, duly completed and executed;

(J) UCC financing statements for filing in each of the UCC filing jurisdictions described on Exhibit IX hereto, each naming the Seller as “Debtor” and Purchaser as “Secured Party” and describing as “Collateral” all of the items set forth in the definition of Collateral and Purchased Items in this Agreement, together with any other documents necessary or requested by Purchaser to perfect the security interests granted by Seller in favor of Purchaser under this Agreement or any other Transaction Document;

(K) opinions of outside counsel to Seller reasonably acceptable to Purchaser (including, but not limited to, those relating to enforceability, corporate matters, security interests and a Bankruptcy Code safe harbor opinion);

(L) good standing certificates and certified copies of the charters and by-laws (or equivalent documents) of Seller and Guarantor and of all corporate or other authority for Seller and Guarantor with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by Seller and Guarantor from time to time in connection herewith;

(ii) Purchaser shall have received payment from Seller of an amount equal to the amount of all reasonable and documented out-of-pocket expenses, including but not limited to reasonable legal fees and due diligence fees, actually incurred by Purchaser in connection with the development, preparation and execution of this Agreement, the other Transaction Documents and any other documents prepared in connection herewith or therewith;

(iii) Purchaser shall have received payment from Seller of the Structuring Fee; and

(iv) all such other and further documents and documentation as Purchaser in its discretion shall reasonably require.

(b) Purchaser’s agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also immediately after giving effect to the consummation thereof and the intended use of the proceeds of the sale:

(i) the sum of (A) the aggregate unpaid Repurchase Price for all prior outstanding Transactions (excluding accrued and unpaid Price Differential for the then current Pricing Rate Period) and (B) the requested Purchase Price for the pending Transaction shall not exceed an amount equal the Maximum Facility Purchase Price;

(ii) Seller shall have, no less than ten (10) Business Days prior to the requested Purchase Date:

(A) given notice to Purchaser of the proposed Transaction by delivering to Purchaser an executed and completed confirmation substantially in the form of Exhibit II hereto (a “Confirmation”). The Confirmation shall be signed by a Responsible Officer of Seller; provided, however, that Purchaser shall not be liable to Seller if it inadvertently acts on a Confirmation that has not been signed by a Responsible Officer of Seller; and

(B) concurrently with the delivery of the Confirmation, paid to Purchaser the Pre-Purchase Due Diligence Review Fee and the Pre-Purchase Legal Review Fee with respect to each Eligible Asset proposed to be subject to the Transaction;

(iii) Seller shall have delivered to Purchaser with respect to each Eligible Asset subject to the proposed Transaction, the documents required to be delivered prior to entering into a Transaction pursuant to Exhibit VII hereto in accordance with the time frames set forth therein;

(iv) Seller shall have delivered to Custodian (A) the Custodial Delivery with respect to each Eligible Asset to be sold to Purchaser and (B) with respect to each Eligible Asset that is a Dry Purchased Asset, the Purchased Asset File, in each case, in accordance with the procedures and time frames set forth in the Custodial Agreement;

(v) Purchaser shall have completed its due diligence investigation of the Eligible Assets subject to the pending Transaction and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Eligible Assets, the Seller and the Guarantor as Purchaser in its sole discretion deems appropriate to review and such review shall be satisfactory to Purchaser in its sole discretion (the “Pre-Purchase Due Diligence”) and has determined, in its sole discretion, to purchase any or all of the Eligible Assets proposed to be sold to Purchaser by Seller, all of which Purchaser shall use commercially reasonable efforts to complete within the above-referenced ten (10) Business Day period. Purchaser shall inform Seller of its determination with respect to any such proposed Transaction solely in accordance with Exhibit VII hereto;

(vi) Purchaser shall have deliver to Seller a countersigned copy of the related Confirmation described in clause (ii)(A) above;

(vii) no Default or Event of Default shall have occurred and be continuing under this Agreement or any other Transaction Document;

(viii) no event shall have occurred which has, or would have, a Material Adverse Effect;

(ix) Purchaser shall have waived all exceptions in the related Requested Exceptions Report;

(x) the representations and warranties made by Seller in Article 9 (other than those contained in Article 9(b)(x)(D) relating to Purchased Assets subject to other Transactions) shall be true, correct and complete on and as of the Purchase Date for the pending Transaction in all respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(xi) [reserved];

(xii) Purchaser shall have determined, in its sole and absolute discretion, that no Margin Deficit shall exist, either immediately prior to or after giving effect to the requested Transaction;

(xiii) Purchaser shall have received from Custodian on each Purchase Date a Trust Receipt accompanied by an Asset Schedule and Exception Report with respect to each Eligible Asset to be sold to Purchaser, dated the Purchase Date, duly completed and with exceptions acceptable to Purchaser in its sole discretion in respect of Eligible Assets to be purchased hereunder on such Purchase Date;

(xiv) Purchaser shall have received from Seller a Release Letter covering each Eligible Asset to be sold to Purchaser;

(xv) Purchaser shall have reasonably determined that a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Purchaser has not made it unlawful, and no Governmental Authority shall have asserted in writing that it is unlawful, for Purchaser to enter into Transactions;

(xvi) the Repurchase Date for such Transaction is not later than the earlier of (A) the Termination Date and (B) three hundred sixty-four (364) days following the related Purchase Date;

(xvii) Seller shall have taken such other action as Purchaser shall have reasonably requested in order to transfer the Eligible Assets being transferred to Purchaser pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Purchaser as secured party under the UCC with respect to such Eligible Assets; and

(xviii) Purchaser shall have received all such other and further documents, documentation and legal opinions (including, without limitation, opinions regarding the perfection of Purchaser’s security interests) as Purchaser in its reasonable discretion shall reasonably require.

(c) Upon the satisfaction of all conditions set forth in Article 3(a) for the initial Transaction and Article 3(b) for each Transaction (including the initial Transaction), the Eligible Asset shall be transferred to Purchaser against the transfer of the Purchase Price to an account of Seller.

(d) Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby. In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, other than with respect to the Purchase Price Percentage or the applicable Purchase Price Differential set forth in the related Confirmation, this Agreement shall prevail.

(e) Seller shall be entitled to terminate a Transaction on demand and repurchase the Purchased Asset subject to a Transaction on any Business Day prior to the Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(i) Seller notifies Purchaser in writing of its intent to terminate such Transaction and repurchase such Purchased Asset, setting forth the Early Repurchase Date and identifying with particularity the Purchased Asset to be repurchased on such Early Repurchase Date, no later than five (5) Business Days prior to such Early Repurchase Date;

(ii) no Default or Event of Default (in each case, other than with respect to Purchaser) under this Agreement shall have occurred and be continuing both as of the date notice is delivered pursuant to Article 3(e)(i) above and as of the applicable Early Repurchase Date, unless (A) such Default or Event of Default is cured by such repurchase or (B) Seller repurchases all of the Purchased Assets on such Early Repurchase Date;

(iii) on such Early Repurchase Date, Seller pays to Purchaser an amount equal to the Repurchase Price for the applicable Purchased Asset and any other amounts payable under this Agreement against transfer to Seller or its designated agent of such Purchased Asset; and

(iv) on such Early Repurchase Date, in addition to the amounts set forth in subclause (iii) above, Seller pays to Purchaser an amount sufficient to reduce the Repurchase Price for all other Purchased Assets to an amount equal to the Margin Amount for such Purchased Asset.

(f) On the Repurchase Date (including any Early Repurchase Date) for any Transaction, termination of the Transaction will be effected by transfer to Seller of the Purchased Assets being repurchased and any Net Cash Flow in respect thereof received by Purchaser (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Article 5 of this Agreement) against the simultaneous transfer of the Repurchase Price to an account of Purchaser. Promptly following such Repurchase Date, Purchaser’s security interest in the related Collateral shall terminate in accordance with Article 6(b).

(g) If on the Pricing Rate Determination Date for any Pricing Rate Period with respect to any Transaction, (i) Purchaser shall have determined in the exercise of its commercially reasonable business judgment (which determination shall be conclusive and binding upon Seller) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR for such Pricing Rate Period, or (ii) LIBOR determined or to be determined for such Pricing Rate Period will not adequately and fairly reflect the cost to Purchaser (as determined and certified by Purchaser) of making or maintaining Transactions during such Pricing Rate Period (such determinations to be made in the same manner as for all of Purchaser’s other repurchase customers), Purchaser shall give telecopy or telephonic notice thereof to Seller as soon as practicable thereafter. If such notice is given, the Pricing Rate with respect to such Transaction for such Pricing Rate Period, and for any subsequent Pricing Rate Periods until (i) LIBOR is again ascertainable for subsequent pricing periods or (2) LIBOR adequately and fairly reflects the cost to purchaser of making or maintaining transactions during such Price Rate Period, as applicable, shall be a per annum rate equal to the Federal Funds Rate plus the Spread (the “Alternative Rate”).

(h) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Purchaser to enter into or maintain Transactions as contemplated by the Transaction Documents, the determination of such unlawfulness to be made in the same manner as for all of Purchaser’s other repurchase customers, (i) the commitment of Purchaser hereunder to enter into new Transactions and to continue Transactions as such shall forthwith be canceled, and (ii) the Transactions then outstanding shall be converted automatically to Alternative Rate Transactions on the last day of the then current Pricing Rate Period or within such earlier period as is required by law. If any such conversion of a Transaction occurs on a day that is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Purchaser such amounts, if any, as may be required pursuant to Article 3(l) of this Agreement.

(i) Upon demand by Purchaser, Seller shall indemnify Purchaser and hold Purchaser harmless from any loss, cost or expense (including, without limitation, reasonable attorneys’ fees and disbursements) that Purchaser may sustain or incur as a consequence of (i) default by Seller repurchasing any Purchased Asset after Seller has given a notice in accordance with Article 3(e) of an Early Repurchase, (ii) any payment of the Repurchase Price on any day other than a Remittance Date, (iii) a default by Seller in selling Eligible Assets after Seller has notified Purchaser of a proposed Transaction and Purchaser has agreed to purchase such Eligible Assets in accordance with the provisions of this Agreement, (iv) Purchaser’s enforcement of the terms of any of the Transaction Documents, (v) any actions taken to perfect or continue any lien created under any Transaction Documents, and/or (vi) Purchaser entering into any of the Transaction Documents, but excluding any losses, costs or expenses arising out of Purchaser’s gross negligence or willful misconduct or a default by Purchaser under any of the Transaction Documents, or owning any Purchased Item. A certificate as to such costs, losses, damages and expenses, setting forth the calculations thereof shall be submitted promptly by Purchaser to Seller and shall be prima facie evidence of the information set forth therein.

(j) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Purchaser with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Purchaser made subsequent to the date hereof:

(i) shall subject Purchaser to any tax of any kind whatsoever with respect to the Transaction Documents, any Purchased Asset or any Transaction, or change the basis of taxation of payments to Purchaser in respect thereof (except for income taxes and any changes in the rate of tax on Purchaser’s overall net income);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Purchaser that is not otherwise included in the determination of LIBOR hereunder; or

(iii) shall impose on Purchaser any other condition;

and the result of any of the foregoing is to increase the cost to Purchaser of entering into, continuing or maintaining Transactions or to reduce any amount receivable by Purchaser under the Transaction Documents in respect thereof, by an amount that Purchaser deems, in the exercise of its reasonable business judgment, to be material; then, in any such case, Seller shall promptly pay Purchaser, after written demand, any additional amounts necessary to compensate Purchaser for such increased cost or reduced amount receivable. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Purchaser to Seller, shall contain an explanation of Purchaser’s claim and shall be prima facie evidence of such additional amounts. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.

(k) If Purchaser shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Purchaser or any corporation controlling Purchaser with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on Purchaser’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Purchaser or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Purchaser’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Purchaser, in the exercise of its reasonable business judgment, to be material, then from time to time, after submission by Purchaser to Seller of a written request therefor and provided Purchaser imposes such additional costs generally on its similarly situated customers, Seller shall pay to Purchaser such additional amount or amounts as will compensate Purchaser for such reduction. Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Purchaser to Seller and shall contain an explanation of Purchaser’s claim and shall be prima facie evidence of such additional amounts. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.

(l) If Seller repurchases Purchased Assets on a day other than the Remittance Date, Seller shall indemnify Purchaser and hold Purchaser harmless from any actual losses, costs and/or expenses which Purchaser sustains as a direct consequence of terminating any LIBOR contracts Purchaser entered into in relation to such Purchased Assets (“Breakage Costs”), in each case for the remainder of the applicable Pricing Rate Period. Purchaser shall deliver to Seller a statement setting forth the amount and basis of determination of any Breakage Costs in reasonable detail, it being agreed that such statement and the method of its calculation (which shall be consistent with this clause (l)) shall be conclusive and binding upon Seller absent manifest error. This Article 3(l) shall survive termination of this Agreement and the repurchase of all Purchased Assets subject to Transactions hereunder.

(m) (i) Upon written request of Seller, provided that all of the extension conditions listed in clause (ii) below (collectively, the “Termination Date Extension Conditions”) shall have been satisfied, Purchaser shall extend the Termination Date, for a period not to exceed three hundred sixty-four (364) additional days (an “Extension Period”) by giving notice to Seller of such extension and of the new Termination Date. Notwithstanding anything to the contrary in this Article 3(m)(i), in no event shall Seller be permitted to extend the Termination Date for more than two (2) Extension Periods.

(ii) For purposes of this Article 3(m), the Termination Date Extension Conditions shall be deemed to have been satisfied if:

(A) Purchaser shall have received payment from Seller, as consideration for Purchaser’s agreement to extend the then-current Termination Date, of an Extension Fee, such amount to be paid to Purchaser in Dollars, in immediately available funds, without deduction, set-off or counterclaim;

(B) Seller shall have given Purchaser written notice, not less than one hundred and eighty (180) days prior to the originally scheduled Termination Date, of Seller’s desire to extend the Termination Date;

(C) no Material Adverse Effect, Margin Deficit, Default or Event of Default under this Agreement shall have occurred and be continuing as of the date notice is given under subclause (ii)(B) above or as of the originally scheduled Termination Date; and

(D) all representations and warranties made by Seller and Guarantor in the Transaction Documents (except to the extent disclosed in a Requested Exceptions Report) shall be true, correct, complete and accurate in all material respects as of the existing Termination Date.

ARTICLE 4

MARGIN MAINTENANCE

(a) Purchaser may, at its option in its sole discretion, re-determine the Market Value for any Purchased Asset at any time and from time to time. Upon the occurrence and during the continuance of a Margin Deficit Event with respect to any Purchased Asset, Purchaser may, by written notice to Seller substantially in the form of Exhibit VIII hereto (a “Margin Call”), require Seller to (i) make a cash payment in reduction of the Repurchase Price of such Purchased Asset or (ii) at the option of the Purchaser, deliver additional Eligible Assets to Purchaser, in each case, so that after giving effect to such payment or delivery, no Margin Deficit shall exist with respect to such Purchased Asset.

(b) If a Margin Call is given by Purchaser under Article 4(a) on any Business Day at or prior to 10 a.m. (New York time), the Seller shall cure the related Margin Deficit as provided in Article 4(a) no later than 5:00 p.m. (New York time) on the same day. If a Margin Call is given by Purchaser under Article 4(a) on any Business Day after 10 a.m. (New York time), the Seller shall cure the related Margin Deficit as provided in Article 4(a) no later than 5:00 p.m. (New York time) on the immediately following Business Day.

(c) From time to time, if (i) the Market Value of one or more Purchased Assets has been reduced solely as a result of market fluctuations, (ii) the aggregate amount of cash payments made by Seller to Purchaser to cure the related Margin Deficits pursuant to Article 4(a) minus the aggregate amount of Margin Return Amounts with respect to such Purchased Assets exceeds $3,000,000 and (iii) the Margin Amount for such Purchased Assets exceeds the Repurchase Price for such Purchased Assets (the amount of such excess, the “Margin Excess”) by an amount of not less than $3,000,000, then Purchaser may, in its sole and absolute discretion, consider a request from Seller to transfer cash to Seller in an amount up to such Margin Excess, but not exceeding the aggregate amount of cash payments made by Seller to Purchaser with respect to such Purchased Asset to cure Margin Deficits resulting from market fluctuations.

(d) The failure or delay by Purchaser, on any one or more occasions, to exercise its rights under this Article 4 shall not change or alter the terms and conditions of this Agreement or limit or waive the right of Purchaser to do so at a later date or in any way create additional rights for Seller.

ARTICLE 5

PAYMENTS; COLLECTION ACCOUNT

(a) Concurrently with the execution and delivery of this Agreement, Seller shall establish a segregated interest bearing deposit account (the “Collection Account”) in the name of Seller for the benefit of the Purchaser at Account Bank. The Collection Account shall be subject to the Account Control Agreement in favor of the Purchaser.

(b) Seller shall cause Servicer to promptly remit, and in any event no later than two (2) Business Days after receipt thereof, all Net Cash Flow in respect of the Purchased Assets directly into the Collection Account. If Seller, Guarantor or any Affiliate of the foregoing shall receive any Net Cash Flow with respect to a Purchased Asset other than by remittance from the Collection Account in accordance with the following sentence, such party shall (and Seller shall cause such party to) promptly remit such amounts directly into the Collection Account. Amounts in the Collection Account shall be remitted by Account Bank in accordance with the provisions of Articles 5(c) and 5(d).

(c) So long as no Event of Default shall have occurred and be continuing, Account Bank shall, on each Business Day, remit all amounts in the Collection Account to Seller. To the extent Net Cash Flow is applied to reduce the outstanding principal balance of any Purchased Asset, Seller shall repay the Repurchase price for such Purchased Asset in an amount equal to the amount of such principal repayment up to the amount of the Repurchase Price for such Purchased Asset within two (2) Business Days of receipt thereof.

(d) Upon receipt of written notice from Purchaser that an Event of Default shall have occurred and be continuing, and so long as Purchaser has not withdrawn such notice, Account Bank shall cease remitting funds to Seller pursuant to Article 5(c) and shall instead remit, on each Business Day beginning on the Business Day after receipt of such notice from the Purchaser, all amounts on deposit in the Collection Account as of the prior Business Day in the following order of priority:

(i) first, to Purchaser, an amount equal to all accrued and unpaid Purchase Price Differential;

(ii) second, to the extent Principal Payments are received for a particular Purchased Asset, to Purchaser in reduction of the Repurchase Price for such Purchased Asset;

(iii) third, to Purchaser, in reduction of the Repurchase Price for all Purchased Assets, on a pro rata basis based on each Purchased Asset’s unpaid principal balance, until the Repurchase Price for each Purchased Asset has been reduced to zero;

(iv) fourth, to Purchaser, an amount equal to any other amounts then due and payable to Purchaser or its Affiliates under any Transaction Document; and

(v) fifth, to Seller, the remainder, if any.

(e) On or before each Remittance Date, Seller shall pay to Purchaser all accrued and unpaid Purchase Price Differential due on such Remittance Date.

ARTICLE 6

SECURITY INTEREST

(a) Purchaser and Seller intend that the Transactions hereunder be sales to Purchaser of the Purchased Assets and not loans from Purchaser to Seller secured by the Purchased Assets. However, in order to preserve Purchaser’s rights under the Transaction Documents, in the event that a court or other forum re-characterizes the Transactions hereunder as other than sales, and as security for the performance by Seller of all of Seller’s obligations to Purchaser under the Transaction Documents and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Purchaser, Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Collateral, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, to Purchaser to secure the payment of the Repurchase Price on all Transactions to which it is a party and all other amounts owing by it to Purchaser hereunder, including, without limitation, amounts owing pursuant to Article 25, and under the other Transaction Documents (collectively, the “Repurchase Obligations”). Seller agrees to mark its books and records to evidence the interests granted to Purchaser hereunder. For purposes of this Agreement, “Collateral” shall mean:

(i) the Collection Account and all monies from time to time on deposit in the Collection Account and any and all replacements, substitutions, distributions on, income relating to or proceeds of any and all of the foregoing; and

(ii) the Purchased Items.

(b) Purchaser’s security interest in the Collateral shall terminate only upon satisfaction of the Repurchase Obligations. Upon such satisfaction and upon request by Seller, Purchaser shall, at Seller’s sole expense, deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable and return the Purchased Assets to Seller and reconvey the Purchased Items to Seller and release its security interest in the Collateral, such release to be effective automatically without further action by any party. For purposes of the grant of the security interest pursuant to this Article 6, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Purchaser shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (i) Purchaser, at Seller’s sole cost and expense, as applicable, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (ii) Seller shall from time to time take such further actions as may be reasonably requested by Purchaser to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Purchaser hereunder). Notwithstanding the foregoing, the Repurchase Obligations shall be full recourse to Seller.

(c) Seller acknowledges that it has no rights to service the Purchased Assets other than as a party to the Interim Servicing Agreement. Without limiting the generality of the foregoing and the grant of a security interest in Article 6(a), and in the event that Seller is deemed by a court, other forum or otherwise to retain any residual Servicing Rights (notwithstanding that such Servicing Rights are Purchased Items hereunder), and for the avoidance of doubt, Seller hereby acknowledges and agrees that the Servicing Rights constitute Collateral hereunder for all purposes. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(47)(v) and 741(7)(x) of the Bankruptcy Code.

(d) Seller agrees, to the extent permitted by applicable law, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Purchased Assets may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement after the occurrence and during the continuance of an Event of Default, or the absolute sale of any of the Purchased Assets, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and Seller, for itself and all who may at any time claim through or under it, hereby waives, after the occurrence and during the continuance of an Event of Default, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the properties or assets constituting the Purchased Assets marshaled upon any such sale, and agrees that Purchaser or any court having jurisdiction to foreclose the security interests granted in this Agreement may, after the occurrence and during the continuance of an Event of Default, sell the Purchased Assets as an entirety or in such parcels as Purchaser or such court may determine.

ARTICLE 7

PAYMENT, TRANSFER AND CUSTODY

(a) Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Purchaser, in accordance with the wiring instructions set forth below, not later than 5:00 p.m. (New York time), on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day).

Bank Name: ABA Number: Account Number: Account Name: Reference: Attention:	Bank of New York 021-000-018 GLA 111569-HEL HEL RAIT CMBS Conduit II, LLC Repo Facility Whole Loan Operations

(b) On the Purchase Date for each Transaction, ownership of the Purchased Assets and other Purchased Items shall be transferred to Purchaser or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price in immediately available funds to an account of Seller or its designee specified in the Confirmation relating to such Transaction, subject to and in accordance with this Agreement.

(c) Seller shall deposit the Purchased Asset Files representing the Purchased Assets, or direct that the Purchased Asset Files be deposited directly, with the Custodian in accordance with the Custodial Agreement. The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement. If a Purchased Asset File is not delivered to Purchaser or its designee (including the Custodian), such Purchased Asset File shall be held in trust by Seller or its designee for the benefit of Purchaser as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Purchaser or its designee (including the Custodian). The possession of the Purchased Asset File by Seller or its designee is at the will of Purchaser for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Purchaser. Seller or its designee (including the Custodian) shall release its custody of the Purchased Asset File only in accordance with a written request acknowledged in writing by Purchaser and otherwise in accordance with the Custodial Agreement.

(d) From time to time, Seller shall forward to the Custodian, with copy to the Purchaser, additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents (which shall be clearly marked as to which Purchased Asset File such documents relate).

(e) Subject to the rights of Purchaser under Articles 10 and 27 and under the Interim Servicing Agreement, Purchaser hereby grants to Seller a revocable license to exercise all voting and corporate rights with respect to the Purchased Assets and to vote, take corporate actions and exercise any rights in connection with the Purchased Assets, so long as no Event of Default has occurred and is continuing. Such revocable license is not evidence of any ownership or other interest or right of Seller in any Purchased Asset. During the continuance of an Event of Default, and subject to the provisions of the Purchased Asset Documents, Purchaser shall be entitled to exercise all voting and corporate rights with respect to the Purchased Assets without regard to Seller’s instructions.

ARTICLE 8

SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

(a) Title to all Purchased Assets shall pass to Purchaser on the applicable Purchase Date, and Purchaser shall have free and unrestricted use of all Purchased Assets, subject, however, to the terms of this Agreement. Nothing in this Agreement or any other Transaction Document shall preclude Purchaser from engaging in repurchase transactions with the Purchased Assets or otherwise selling, transferring, pledging, repledging, hypothecating or rehypothecating the Purchased Assets, all on terms that Purchaser may determine in its sole discretion, but no such transaction shall relieve Purchaser of its obligations to transfer the same Purchased Assets to Seller pursuant to Article 3 of this Agreement.

(b) Nothing contained in this Agreement or any other Transaction Document shall obligate Purchaser to segregate any Purchased Assets delivered to Purchaser by Seller. Except to the extent expressly set forth in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or any Affiliate of Seller.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

(a) Each of Seller and Purchaser represents and warrants (as to itself) to the other that (i) it is duly authorized to execute and deliver this Agreement, to enter into Transactions contemplated hereunder and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal, (iii) the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal), (iv) it has obtained all authorizations of any Governmental Authority required in connection with this Agreement and the Transactions hereunder and such authorizations are in full force and effect and (v) the execution, delivery and performance of this Agreement and the Transactions hereunder will not violate any Requirement of Law applicable to it or its organizational documents or any agreement by which it is bound or by which any of its assets are affected. On each Purchase Date, Purchaser and Seller shall each be deemed to repeat all the foregoing representations made by it.

(b) In addition to the representations and warranties in subsection (a) above, Seller represents and warrants to Purchaser as of the date of this Agreement and will be deemed to represent and warrant to Purchaser as of the Purchase Date for the purchase of any Purchased Assets by Purchaser from Seller, unless otherwise stated herein:

(i) Organization. Seller is duly organized, validly existing and in good standing under the laws and regulations of the jurisdiction of Seller’s incorporation or organization, as the case may be, and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business, except where failure to so qualify could not be reasonably likely to have a Material Adverse Effect. Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii) Due Execution; Enforceability. The Transaction Documents to which it is a party have been or will be duly executed and delivered by Seller, for good and valuable consideration. Once executed by each applicable counterparty, the Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii) Ability to Perform. Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Transaction Documents applicable to it to which it is a party.

(iv) Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Seller, (ii) any contractual obligation to which Seller is now a party or the rights under which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller is subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any applicable Requirement of Law, in the case of clauses (ii) or (iii) above, to the extent that such conflict or breach would have a Material Adverse Effect.

(v) Litigation; Requirements of Law. Except as disclosed in any public filings of Guarantor or its affiliates and specifically identified to Purchaser by Seller prior to the date hereof and prior to each Purchase Date, as of the date hereof and as of the Purchase Date for any Transaction hereunder, there is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Seller, threatened in writing against Guarantor, Seller, any Affiliate of Seller or any of their respective assets, nor is there any action, suit, proceeding, investigation, or arbitration pending or threatened in writing against Guarantor, Seller or any Affiliate of Seller that may result in any Material Adverse Effect. Seller is in compliance in all material respects with all Requirements of Law. Neither Guarantor, Seller nor any of its Affiliates is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority that may result in any Material Adverse Effect.

(vi) No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Purchaser or an Affiliate of Purchaser) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Transaction Documents.

(vii) Good Title to Purchased Assets. Immediately prior to the purchase of any Purchased Assets and other Purchased Items by Purchaser from Seller, such Purchased Assets and other Purchased Items are free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Article 8-102(a)(1) of the UCC), and Seller is the record and beneficial owner of and has good and Marketable Title to and the right to sell and transfer such Purchased Assets and other Purchased Items to Purchaser and, upon transfer of such Purchased Assets and other Purchased Items to Purchaser, Purchaser shall be the owner of such Purchased Assets and other Purchased Items free of any adverse claim. In the event the related Transaction is recharacterized as a secured financing of the Purchased Assets and other Purchased Items, the provisions of this Agreement are effective to create in favor of Purchaser a valid “security interest” (as defined in Section 1-201(b)(35) of the UCC) in all rights, title and interest of Seller in, to and under the Collateral and Purchaser shall have a valid, perfected first priority security interest in the Collateral (and without limitation on the foregoing, Purchaser, as entitlement holder, shall have a “security entitlement” to the Collateral).

(viii) No Decline in Market Value; No Defaults. To the best of Seller’s knowledge, there are no facts or circumstances that are reasonably likely to cause or have caused the Market Value of any Purchased Asset to decline. No Default or Event of Default has occurred or exists under or with respect to the Transaction Documents.

(ix) Authorized Representatives. The duly authorized representatives of Seller are listed on, and true signatures of such authorized representatives are set forth on, Exhibit II attached to this Agreement, or such other most recent list of authorized representatives substantially in the form of Exhibit II to this Agreement as Seller may from time to time deliver to Purchaser.

(x) Representations and Warranties Regarding Purchased Assets; Delivery of Purchased Asset File.

(A) As of the date hereof, Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Asset or other Purchased Items to any other Person, and immediately prior to the sale of such Purchased Asset and other Purchased Items to Purchaser, Seller was the sole owner of such Purchased Asset and other Purchased Items and had good and Marketable Title thereto, free and clear of all liens, in each case except for liens to be released simultaneously with the sale to Purchaser hereunder.

(B) The provisions of the Transaction Documents are effective to either constitute a sale of Purchased Items to Purchaser or to create in favor of Purchaser a legal, valid and enforceable security interest in all right, title and interest of Seller in, to and under the Collateral.

(C) Upon receipt by the Custodian of each Mortgage Note endorsed in blank by a duly authorized officer of Seller, either a purchase shall have been completed by Purchaser of such Mortgage Note, or Purchaser shall have a valid and fully perfected first priority security interest in all right, title and interest of Seller in the Purchased Items described therein.

(D) Each of the representations and warranties made in respect of each Purchased Asset pursuant to Exhibit V are true, complete and correct, except to the extent disclosed in a Requested Exceptions Report.

(E) Upon the filing of financing statements on Form UCC-1 naming Purchaser as “Secured Party”, Seller as “Debtor” and describing the Collateral, in the jurisdiction and recording office listed on Exhibit XI attached hereto, the security interests granted hereunder in that portion of the Collateral that can be perfected by filing under the UCC will constitute fully perfected security interests under the UCC in all right, title and interest of Seller in, to and under such Collateral.

(F) Upon execution and delivery of the Account Control Agreement by all parties thereto, Purchaser shall either be the owner of, or have a valid and fully perfected first priority security interest in the Collection Account and all “financial assets” (as defined in the UCC) at any time credited thereto.

(xi) Adequate Capitalization; No Fraudulent Transfer. Seller has, as of such Purchase Date, adequate capital for the normal obligations foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due.

(xii) Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority or any third party is required to authorize, or is required in connection with, (i) the execution, delivery and performance by Seller of any Transaction Document to which Seller is or will be a party, (ii) the legality, validity, binding effect or enforceability of any such Transaction Document against Seller or (iii) the consummation of the transactions contemplated by this Agreement (other than the filing of certain financing statements in respect of certain security interests). Seller has all necessary licenses, permits and other consents from Governmental Authorities necessary to acquire, originate, own and sell the Purchased Assets and other Purchased Items.

(xiii) Organizational Documents. Seller has delivered to Purchaser certified copies of its organization documents, together with all amendments thereto, if any.

(xiv) No Encumbrances. There are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Assets, (ii) no agreements on the part of Seller to issue, sell or distribute the Purchased Assets, and (iii) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, in each case, except as contemplated by the Transaction Documents.

(xv) Federal Regulations. Seller is not required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended. Seller is not a “holding company,” or a “subsidiary company of a holding company,” or an “affiliate” of either a “holding company” or a “subsidiary company of a holding company,” as such terms are defined in the Public Utility Holding Company Act of 2005, as amended.

(xvi) Taxes. Seller has filed or caused to be filed all tax returns that, to the knowledge of Seller, would be delinquent if they had not been filed on or before the date hereof and has paid all taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority except for any such taxes as (A) are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP or (B) are de minimis in amount; no tax liens have been filed against any of Seller’s assets and, no claims are being asserted with respect to any such taxes, fees or other charges.

(xvii) ERISA. Seller does not have any Plans or any ERISA Affiliates and makes no contributions to any Plans or any Multiemployer Plans.

(xviii) Judgments/Bankruptcy. Except as disclosed in writing to Purchaser, there are no judgments against Seller unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Seller.

(xix) Solvency. Neither the Transaction Documents nor any Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any of Seller’s creditors. The transfer of the Purchased Assets subject hereto and the obligation to repurchase such Purchased Assets is not undertaken with the intent to hinder, delay or defraud any of Seller’s creditors. As of the Purchase Date, Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereof and the transfer and sale of the Purchased Assets pursuant hereto and the obligation to repurchase such Purchased Asset (i) will not cause the liabilities of Seller to exceed the assets of Seller, (ii) will not result in Seller having unreasonably small capital in light of its stated business purpose, and (iii) will not result in debts that would be beyond Seller’s ability to pay as the same mature. Seller received reasonably equivalent value in exchange for the transfer and sale of the Purchased Assets and the Purchased Items subject hereto. No petition in bankruptcy has been filed against Seller in the last ten (10) years, and Seller has not in the last ten (10) years made an assignment for the benefit of creditors or taken advantage of any debtors relief laws. Seller has only entered into agreements on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.

(xx) Use of Proceeds; Margin Regulations. All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s governing documents, provided that no part of the proceeds of any Transaction will be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into of any Transaction nor the use of any proceeds thereof will violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(xxi) Full and Accurate Disclosure. No information contained in the Transaction Documents, or any written statement furnished by or on behalf of Seller pursuant to the terms of the Transaction Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

(xxii) Financial Information. All financial data concerning Seller, Guarantor, the Purchased Assets and the other Purchased Items, and to the knowledge of Seller with respect to any financial data concerning the Purchased Assets and the other Purchased Items that was provided to Seller by the related underlying borrower, that has been delivered by or on behalf of Seller to Purchaser is true, complete and correct in all material respects. All financial data concerning Seller and Guarantor has been prepared fairly in accordance with GAAP. All financial data concerning the Purchased Assets and the other Purchased Items, and to the knowledge of Seller with respect to any financial data concerning the Purchased Assets and the other Purchased Items that was provided to Seller by the related underlying borrower, has been prepared in accordance with standard industry practices. Since the delivery of such data, except as otherwise disclosed in writing to Purchaser, there has been no change in the financial position of Seller, Guarantor or in the results of operations of Seller or Guarantor, or to the knowledge of Seller, in the financial position of the Purchased Assets and the other Purchased Items, which change is reasonably likely to result in a Material Adverse Effect.

(xxiii) Selection Process. The Purchased Assets under this Agreement were not selected by Seller in a manner different from the manner in which Seller selects assets with regard to any other facilities to which it is a party or, in any event, so as to affect adversely the interests of Purchaser.

(xxiv) [Reserved].

(xxv) No Reliance. Seller has made its own independent decisions to enter into the Transaction Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Purchaser as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(xxvi) Patriot Act.

(A) Seller is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of any Transaction will be used by Seller or any of its Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(B) In order to enable Purchaser and its Affiliates to comply with any anti-money laundering program and related responsibilities including, but not limited to, any obligations under the USA Patriot Act of 2001 and regulations thereunder, Seller on behalf of itself and its Affiliates represents that neither Seller, nor, to Seller’s actual knowledge, any of its Affiliates, is a Prohibited Investor, and Seller is not acting on behalf of or for the benefit of any Prohibited Investor.

(xxvii) Environmental Matters.

(A) No properties owned or leased by Seller and no properties formerly owned or leased by Seller, its predecessors, or any former Subsidiaries or predecessors thereof (the “Properties”), contain, or have previously contained, any Materials of Environmental Concern in amounts or concentrations which constitute or constituted a violation of, or reasonably could be expected to give rise to liability under, Environmental Laws;

(B) Seller is in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Laws which reasonably would be expected to interfere with the continued operations of Seller;

(C) Seller has not received any written notice of violation, alleged violation, non-compliance, liability or potential liability under any Environmental Law;

(D) Materials of Environmental Concern have not been transported or disposed by Seller in violation of, or in a manner or to a location which reasonably would be expected to give rise to liability under, any applicable Environmental Law, nor has Seller generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that reasonably would be expected to give rise to liability under, any applicable Environmental Law;

(E) No judicial proceedings or governmental or administrative action under any Environmental Law is pending or, to the knowledge of Seller, threatened in writing to which Seller is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements arising out of judicial proceedings or governmental or administrative actions, outstanding under any Environmental Law to which Seller is a party;

(F) There has been no release of Materials of Environmental Concern in violation of or in amounts or in a manner that reasonably would be expected to give rise to liability under any Environmental Law for which Seller may become liable; and

(G) Each of the representations and warranties set forth in the preceding clauses (A) through (F) is true and correct with respect to each parcel of real property owned or operated by Seller.

(xxviii) Insider. Seller is not an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Purchaser, of a bank holding company of which Purchaser is a Subsidiary, or of any Subsidiary, of a bank holding company of which Purchaser is a Subsidiary, of any bank at which Purchaser maintains a correspondent account or of any lender which maintains a correspondent account with Purchaser.

(xxix) Office of Foreign Assets Control. Seller is not a person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or to the best of Seller’s knowledge, is otherwise associated with any such person in any manner in violation of Section 2 of such executive order, or (iii) on the current list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(xxx) Notice Address; Jurisdiction of Organization. On the date of this Agreement, Seller’s address for notices is as specified on Exhibit I, unless Seller has provided a new address to Purchaser in writing. Seller’s jurisdiction of organization is Delaware. The location where Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is its notice address, unless Seller has provided a different address to Purchaser in writing.

(xxxi) Anti-Money Laundering Laws. Seller either (1) is entirely exempt from or (2) has otherwise fully complied with all applicable anti-money laundering laws and regulations (collectively, the “Anti-Money Laundering Laws”), by (A) establishing an adequate anti-money laundering compliance program as required by the Anti-Money Laundering Laws, (B) conducting the requisite due diligence in connection with the origination of each Purchased Asset for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the related obligor (if applicable) and the origin of the assets used by such obligor to purchase the property in question, and (C) maintaining sufficient information to identify the related obligor (if applicable) for purposes of the Anti-Money Laundering Laws.

(xxxii) Ownership. Seller is and shall remain at all times a wholly-owned direct or indirect subsidiary of Guarantor; provided that 20% of the direct and/or indirect preferred stock of Seller may be owned by Persons other than Guarantor.

ARTICLE 10

NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, Seller shall not without the prior written consent of Purchaser:

(a) take any action that would directly or indirectly impair or adversely affect Purchaser’s title to the Purchased Assets and the other Purchased Items;

(b) transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in any Purchased Assets and the other Purchased Items to any Person other than Purchaser, or engage in repurchase transactions or similar transactions with respect to any Purchased Assets and the other Purchased Items with any Person other than Purchaser;

(c) create, incur, assume or suffer to exist any Lien, encumbrance or security interest in or on any of its property, assets, revenue, the Purchased Assets, the other Collateral, whether now owned or hereafter acquired, other than the Liens and security interest granted by Seller pursuant to the Transaction Documents;

(d) create, incur, assume or suffer to exist any Indebtedness or other obligation not otherwise permitted under this Agreement, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) if the same would cause the Seller to violate the covenants contained in Article 12 or the Guarantor to violate the financial covenants contained in the Guaranty;

(e) permit (through the giving of consent, waiver, failure to object (if Seller has such right) or otherwise) any Mortgaged Property or Mortgagor to create, incur, assume or suffer to exist any Liens or Indebtedness, including without limitation, junior mortgage debt or mezzanine debt without the consent of the Purchaser (in each case, unless expressly permitted by the applicable Purchased Asset Documents and excluding non-consensual Liens against the related Mortgaged Property);

(f) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), sell all or substantially all of its assets (except to Purchaser) without the consent of Purchaser in its sole and absolute discretion, unless it will result in the satisfaction of the Repurchase Obligations;

(g) permit a Change of Control of Seller;

(h) except to the extent expressly authorized in or required by such documents, consent or assent to any amendment, modification, waiver or supplement to, or termination of, any note, loan agreement, mortgage or guarantee relating to the Purchased Assets or other agreement or instrument relating to the Purchased Assets other than in accordance with Article 27 and the Interim Servicing Agreement;

(i) permit the organizational documents or organizational structure of Seller to be amended without the prior written consent of Purchaser in its sole and absolute discretion;

(j) after the occurrence and during the continuance of a Default or an Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller;

(k) acquire or maintain any right or interest in any Purchased Asset or Underlying Mortgaged Property that is senior to or pari passu with the rights and interests of Purchaser therein under this Agreement and the other Transaction Documents; and

(l) use any part of the proceeds of any Transaction hereunder for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

ARTICLE 11

AFFIRMATIVE COVENANTS OF SELLER

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, Seller covenants that:

(a) Seller shall promptly notify Purchaser of any material adverse change in its business operations and/or financial condition; provided, however, that nothing in this Article 11 shall relieve Seller of its obligations under this Agreement.

(b) Seller shall provide Purchaser with copies of such documents as Purchaser may reasonably request evidencing the truthfulness of the representations set forth in Article 9.

(c) Seller shall (1) defend the right, title and interest of Purchaser in and to the Purchased Assets and other Collateral against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than security interests by or through Purchaser) and (2) at Purchaser’s reasonable request, take all action Purchaser deems necessary or desirable to ensure that Purchaser will have a first priority security interest in the Purchased Assets and other Collateral subject to any of the Transactions in the event such Transactions are recharacterized as secured financings.

(d) Seller shall notify Purchaser, Account Bank, Servicer and Custodian of the occurrence of any Default or Event of Default with respect to Seller as soon as possible but in no event later than the immediately succeeding Business Day after obtaining actual knowledge of such event.

(e) Seller shall promptly (and in any event not later than two (2) Business Days after knowledge thereof, notify Purchaser: (i) of any default or event of default under any Purchased Asset; (ii) any default or event of default (or similar event) on the part of Seller or Guarantor under any Indebtedness or other contractual obligations, which default (A) involves the failure to pay a matured obligation or (B) permits the acceleration of the maturity of obligations by any other party to, or beneficiary with respect to, such Indebtedness or contract, in either case, if the aggregate amount of the Indebtedness or obligations in respect of which such default or defaults shall have occurred is at least $100,000 with respect to Seller or $2,500,000 with respect to Guarantor; and (iii) of the commencement of, settlement of or judgment in any litigation, action, suit, arbitration, investigation or other legal or arbitrable proceeding involving Seller or Guarantor that could have a Materially Adverse Effect.

(f) Seller shall promptly (and in any event not later than two (2) Business Days following receipt) deliver to Purchaser (i) any notice of the occurrence of an event of default under, or report received by Seller pursuant to, the Purchased Asset Documents; and (ii) any other information with respect to the Purchased Assets that may be reasonably requested by Purchaser from time to time.

(g) Seller shall permit Purchaser and any of its agents, representatives or permitted assigns to perform due diligence reviews and inspections in accordance with Article 26.

(h) If Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, Seller shall accept the same as Purchaser’s agent, hold the same in trust for Purchaser and deliver the same forthwith to Purchaser (or the Custodian, as appropriate) in the exact form received, duly endorsed by Seller to Purchaser, if required, together with an undated bond power covering such certificate duly executed in blank to be held by Purchaser hereunder as additional collateral security for the Transactions. If any sums of money or property so paid or distributed in respect of the Purchased Assets shall be received by Seller, Seller shall, until such money or property is paid or delivered to Purchaser, hold such money or property in trust for Purchaser, segregated from other funds of Seller, as additional collateral security for the Transactions.

(i) At any time from time to time upon the commercially reasonable request of Purchaser, at the sole expense of Seller, Seller shall promptly and duly execute and deliver such further instruments and documents and take such further actions as Purchaser may deem necessary or desirable to (A) obtain or preserve the security interest granted hereunder, (B) ensure that such security interest remains fully perfected at all times and remains at all times first in priority as against all other creditors of Seller (whether or not existing as of the Closing Date or in the future) and (C) obtain or preserve the rights and powers herein granted (including, among other things, filing such UCC financing statements as Purchaser may request). If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or certificated security, such note, instrument or certificated security shall be promptly delivered to Purchaser, duly endorsed in a manner satisfactory to Purchaser, to be itself held as Collateral pursuant to the Transaction Documents.

(j) Seller shall provide, or to cause to be provided, to Purchaser the following financial and reporting information:

(i) Purchased Asset Information. Within two (2) business days after receipt thereof, copies of property level information made available to Seller and all other required reports, rent rolls, financial statements, certificates and notices it receives pursuant to the Purchased Asset Documents relating to each Purchased Asset;

(ii) Monthly Purchased Asset Reports. No later than the 15th day of each month, a summary property performance report for each Purchased Asset in a form acceptable to Purchaser, which shall include, without limitation, net operating income, a debt service coverage ratio calculation, occupancy, revenue per available unit (for hospitality properties) and sales per square foot (for retail properties) for the preceding calendar month. For any portfolio, the report shall include a summary of the performance of the portfolio on a consolidated basis;

(iii) Quarterly Reports. Within forty-five (45) days after the end of each calendar quarter, consolidated unaudited financial statements (including balance sheets and income statements) of Seller and Guarantor presented fairly in accordance with GAAP;

(iv) Annual Reports. Within ninety (90) days after the end of each calendar year, consolidated audited financial statements (including balance sheets and income statements) of Guarantor and consolidated unaudited financial statements (including balance sheets and income statements) of Seller, in each case, presented fairly in accordance with GAAP; and

(v) Covenant Compliance Certificate. Along with each delivery pursuant to Article 11(j)(ii), 11(j)(iii) and 11(j)(iv), a completed and executed Covenant Compliance Certificate.

(k) Seller shall make a representative available to Purchaser once every month for attendance at a telephone conference, the date of which to be mutually agreed upon by Purchaser and Seller, regarding the status of each Purchased Asset, Seller’s compliance with the requirements of Articles 11 and 12, and any other matters relating to the Transaction Documents or Transactions that Purchaser, in its reasonable discretion, wishes to discuss with Seller.

(l) Seller shall and shall cause Guarantor to at all times (i) comply with all material contractual obligations, (ii) comply in all respects with all laws, ordinances, rules, regulations and orders (including, without limitation, environmental laws) of any Governmental Authority or any other federal, state, municipal or other public authority having jurisdiction over Seller and Guarantor or any of its assets and Seller and Guarantor shall do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business and (iii) maintain and preserve its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business (including, without limitation, preservation of all lending licenses held by Seller and of Seller’s status as a “qualified transferee” (however denominated) under all documents which govern the Purchased Assets).

(m) Seller shall and shall cause Guarantor to at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(n) Seller shall observe, perform and satisfy all the terms, provisions and covenants required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. Seller shall pay and discharge all taxes, levies, liens and other charges on its assets and on the Collateral that, in each case, in any manner would create any lien or charge upon the Collateral, other than any such taxes that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(o) Seller shall advise Purchaser in writing of the opening of any new chief executive office or the closing of any such office of Seller or Guarantor and of any change in Seller’s or Guarantor’s name or the places where the books and records pertaining to the Purchased Assets are held not less than fifteen (15) Business Days prior to taking any such action.

(p) Seller shall maintain records with respect to the Collateral and Purchased Items and the conduct and operation of its business with no less a degree of prudence than if the Collateral and Purchased Items were held by Seller for its own account and shall furnish Purchaser, upon reasonable request by Purchaser or its designated representative, with reasonable information obtainable by Seller with respect to the Collateral and Purchased Items and the conduct and operation of its business.

(q) Seller shall continue to engage in business of the same general type as now conducted by it or otherwise as approved by Purchaser prior to the date hereof.

(r) Seller shall pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

(s) Seller shall be solely responsible for the fees and expenses of Custodian, Account Bank and Servicer in carrying out their respective duties and obligations in connection with the Transaction Documents or any Transaction hereunder.

(t) Seller shall cause Guarantor to at all times comply with the terms of the Guaranty, including without limitation, the financial covenants contained therein.

(u) Seller shall at all times maintain hedging arrangements satisfactory to Purchaser in its reasonable discretion, either as a direct trade with Purchaser or through fully executed assignments of trade with Purchaser through a hedge counterparty approved by Purchaser in its reasonable discretion.

(v) Seller agrees that, from time to time upon the prior written request of Purchaser, it shall (i) execute and deliver such further documents, provide such additional information and reports and perform such other acts as Purchaser may request in its commercially reasonable discretion in order to insure compliance with the USA Patriot Act of 2001 and (ii) provide such opinions of counsel concerning matters relating to the USA Patriot Act of 2001 as Purchaser may request in its commercially reasonable discretion; provided, however, that nothing in this Article 11(v) shall be construed as requiring Purchaser to conduct any inquiry or decreasing Seller’s responsibility for its statements, representations, warranties or covenants hereunder. Seller agrees to promptly notify Purchaser or a person appointed by Purchaser to administer Purchaser’s anti-money laundering program, if applicable, if Seller or, to Seller’s actual knowledge, any of its Affiliates is or becomes a Prohibited Investor, or if Seller is acting on behalf of or for the benefit of any Prohibited Investor.

ARTICLE 12

SINGLE PURPOSE ENTITY

Seller hereby covenants with Purchaser, that as of the date hereof and for so long as any of the Transaction Documents shall remain in effect:

(a) Seller shall own no assets, and shall not engage in any business, other than the assets and transactions specifically contemplated by this Agreement and any other Transaction Document;

(b) Seller shall not make any loans or advances to any Affiliate and shall not acquire obligations or securities of its Affiliates;

(c) Seller shall pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets;

(d) Seller shall comply with the provisions of its organizational documents;

(e) Seller shall do all things necessary to observe its organizational formalities and to preserve its existence;

(f) Seller shall maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is required under GAAP or as a matter of Requirements of Law; provided, that (i) appropriate notation shall be made on such financial statements to indicate the separateness of the Seller from such Affiliate and to indicate that the Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on the Seller’s own separate balance sheet) and file its own tax returns (except to the extent consolidation is required or permitted under Requirements of Law);

(g) Seller shall be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other;

(h) Seller shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain solvent;

(i) Seller shall not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others;

(j) Seller shall maintain its properties, assets and accounts separate from those of any Affiliate or any other Person;

(k) Seller shall not hold itself out to be responsible for the debts or obligations of any other Person;

(l) Seller shall not, without the prior unanimous written consent of all of its Independent Managers, take any action that will result in an Act of Insolvency;

(m) Seller shall, at all times, have at least one (1) Independent Manager;

(n) Seller’s organizational documents shall provide (i) that Purchaser be given at least two (2) Business Days prior notice of the removal and/or replacement of any Independent Manager, together with the name and contact information of the replacement Independent Manager and evidence of the replacement’s satisfaction of the definition of Independent Manager and (ii) that any Independent Manager of Seller shall not have any fiduciary duty to anyone including the holders of the equity interest in Seller and any Affiliates of Seller except Seller and the creditors of Seller with respect to taking of, or otherwise voting on, any Act of Insolvency; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing;

(o) Seller shall not enter into any transaction with an Affiliate of the Seller except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s length transaction;

(p) Seller shall maintain a sufficient number of employees in light of contemplated business operations;

(q) Seller shall use separate invoices and checks bearing its own name, and allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an Affiliate;

(r) Seller shall not pledge its assets to secure the obligations of any other Person;

(s) Seller shall not form, acquire or hold any Subsidiary or own any equity interest in any other entity; and

(t) Seller shall not create, incur, assume or suffer to exist any Lien, encumbrance or security interest in or on any of its property, assets, revenue, the Purchased Assets, the other Collateral, whether now owned or hereafter acquired, other than the Liens and security interest granted by Seller pursuant to the Transaction Documents.

ARTICLE 13

EVENTS OF DEFAULT; REMEDIES

(a) Each of the following events shall constitute an “Event of Default” under this Agreement:

(i) Seller shall fail to repurchase Purchased Assets upon the applicable Repurchase Date;

(ii) Purchaser shall fail to receive on or before any Remittance Date the accrued and unpaid Purchase Price Differential due for the immediately preceding Pricing Rate Period;

(iii) Seller shall fail to cure any Margin Deficit within the period specified in Article 4;

(iv) any Principal Payment received with respect to a Purchased Assets is not applied to repay the Repurchase Price for such Purchased Asset in accordance with Article 5(c);

(v) Seller shall fail to make any payment not otherwise enumerated that is owing to Purchaser that has become due, whether by acceleration or otherwise, which failure is not remedied within five (5) Business Days of notice thereof;

(vi) an Act of Insolvency occurs with respect to Seller or Guarantor;

(vii) Seller or Guarantor shall admit in writing to any Person its inability to, or its intention not to, perform any of its respective obligations under any Transaction Document;

(viii) the Custodial Agreement, the Account Control Agreement or any other Transaction Document or a replacement therefor acceptable to Purchaser shall for whatever reason be terminated or cease to be in full force and effect, other than as a result of any action or inaction of Purchaser, or the enforceability thereof shall be contested by Seller;

(ix) Seller or Guarantor shall be in default (after the expiration of any applicable grace, notice and/or cure periods) under (A) any Indebtedness of Seller or Guarantor, as applicable, which default (1) involves the failure to pay a matured obligation in excess of $100,000, with respect to Seller or $2,500,000 with respect to Guarantor or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, if the aggregate amount of the Indebtedness in respect of which such default or defaults shall have occurred is at least $100,000, with respect to Seller or $2,500,000, with respect to Guarantor; or (B) any other material contract to which Seller or Guarantor is a party which default (1) involves the failure to pay a matured obligation or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract if the aggregate amount of such obligations is $100,000, with respect to Seller or $2,500,000, with respect to Guarantor;

(x) (A) Seller or an ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that is not exempt from such Sections of ERISA and the Internal Revenue Code, (B) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Seller or any ERISA Affiliate, (C) a Reportable Event (as referenced in Section 4043(b)(3) of ERISA) shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Purchaser, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (D) any Plan shall terminate for purposes of Title IV of ERISA, or (E) Seller or any ERISA Affiliate shall, or in the reasonable opinion of Purchaser is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan; and in each case in clauses (A) through (E) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(xi) either (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Purchaser to be the owner free of any adverse claim of any of the Purchased Assets and other Purchased Items, and such condition is not cured by Seller within three (3) Business Days after the earlier of notice thereof from Purchaser to Seller or actual knowledge thereof by Seller, or (B) if a Transaction is recharacterized as a secured financing, and the Transaction Documents with respect to any Transaction shall for any reason cease to create and maintain a valid first priority security interest in favor of Purchaser in any of the Collateral;

(xii) any governmental, regulatory, or self regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of Seller or Guarantor, which suspension has a Material Adverse Effect in the commercially reasonable determination of Purchaser;

(xiii) any condition shall exist that constitutes a Material Adverse Effect in Purchaser’s sole discretion exercised in good faith;

(xiv) a Change of Control, without the consent of Purchaser, shall occur with respect to Seller;

(xv) any representation made by Seller to Purchaser (other than those contained in Article 9(b)(x)(D)) shall have been incorrect or untrue in any respect when made or repeated or deemed to have been made or repeated;

(xvi) a final non appealable judgment by any competent court in the United States of America for the payment of money (a) rendered against Seller in an amount greater than $100,000 or (b) rendered against Guarantor in an amount greater than $2,500,000, and remained undischarged or unpaid for a period of sixty (60) days, during which period execution of such judgment is not effectively stayed by bonding over or other means reasonably acceptable to Purchaser;

(xvii) if Seller shall breach or fail to perform any of the terms, covenants or obligations under this Agreement, other than as specifically otherwise referred to in this definition of “Event of Default”, and such breach or failure to perform is not remedied within the earlier of ten (10) days after (a) delivery of written notice thereof to Seller by Purchaser, or (b) actual knowledge on the part of Seller of such breach or failure to perform;

(xviii) the Guaranty or a replacement thereof acceptable to Purchaser shall for whatever reason be terminated or cease to be in full force and effect, other than as a result of any action or inaction of Purchaser, or the enforceability thereof shall be contested by Guarantor or Seller;

(xix) the Interim Servicing Agreement or a replacement thereof acceptable to Purchaser shall for whatever reason be terminated or cease to be in full force and effect, other than as a result of any action or inaction of Purchaser, or the enforceability thereof shall be contested by Servicer or Seller;

(xx) the breach by any Servicer affiliated with Seller or Guarantor of any term set forth in the Interim Servicing Agreement or of any representation, warranty, certification or covenant made or deemed made in the Interim Servicing Agreement by such Servicer (after the expiration of any applicable grace, notice, and/or cure periods) or if any certificate furnished by such Servicer to Purchaser pursuant to the provisions hereof or thereof or any information with respect to the Purchased Assets furnished in writing on behalf of such Servicer shall prove to have been false or misleading in any material respect as of the time made or furnished; and

(xxi) the breach by Guarantor of any term set forth in the Guaranty or of any representation, warranty, certification or covenant made or deemed made in the Guaranty by Guarantor (after the expiration of any applicable grace, notice, and/or cure periods) or if any certificate furnished by Guarantor to Purchaser pursuant to the provisions hereof or thereof or any information with respect to the Purchased Assets furnished in writing on behalf of Guarantor shall prove to have been false or misleading in any material respect as of the time made or furnished.

(b) After the occurrence and during the continuance of an Event of Default, Seller hereby appoints Purchaser as attorney-in-fact of Seller for the purpose of taking any action and executing or endorsing any instruments that Purchaser may deem necessary or advisable to accomplish the purposes of this Agreement, which appointment as attorney-in-fact is irrevocable and coupled with an interest. If an Event of Default shall occur and be continuing with respect to Seller, the following rights and remedies shall be available to Purchaser:

(i) at the option of Purchaser, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to Seller or Guarantor), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, immediately occur (such date, the “Accelerated Repurchase Date”);

(ii) if Purchaser exercises or is deemed to have exercised the option referred to in Article 13(b)(i):

(A) Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date;

(B) to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the Repurchase Price for such Transaction (decreased by (I) any amounts actually remitted to Purchaser by the Account Bank or Seller from time to time pursuant to Article 5 of this Agreement and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Article 13(b)(iii) of this Agreement);

(C) the Custodian shall, upon the request of Purchaser, deliver to Purchaser all instruments, certificates and other documents then held by the Custodian relating to the Purchased Assets; and

(D) Purchaser may (I) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Purchaser may deem satisfactory any or all of the Purchased Assets, and/or (II) in its sole and absolute discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the Market Value of such Purchased Assets against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by Seller under the Transaction Documents. The proceeds of any disposition of Purchased Assets effected pursuant to this Article 13(b)(iii) shall be applied, (w) first, to the costs and expenses incurred by Purchaser in connection with Seller’s default; (x) second, to actual, out-of-pocket damages incurred by Purchaser in connection with Seller’s default, (y) third, to the Repurchase Price; and (z) fourth, to return any excess to Seller.

(iii) the parties acknowledge and agree that (A) the Purchased Assets subject to any Transaction hereunder are not instruments traded in a recognized market, (B) in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Asset, the Purchaser may establish the source therefor in its sole and absolute discretion and (C) all prices, bids and offers shall be determined together with accrued Net Cash Flow (except to the extent contrary to market practice with respect to the relevant Purchased Assets). The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Purchaser may elect, in its sole and absolute discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (A) obligate Purchaser to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Purchaser;

(iv) Seller shall be liable to Purchaser and its Affiliates and shall indemnify Purchaser and its Affiliates for the amount (including in connection with the enforcement of this Agreement) of all losses, costs and expenses, including reasonable legal fees and expenses, actually incurred by Purchaser in connection with or as a consequence of an Event of Default with respect to Seller (but excluding any losses, costs or expenses incurred as a result of Purchaser’s gross negligence or willful misconduct);

(v) Purchaser shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Purchaser and Seller. Without limiting the generality of the foregoing, Purchaser shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Purchaser under this Agreement, without prejudice to Purchaser’s right to recover any deficiency;

(vi) Purchaser may exercise any or all of the remedies available to Purchaser immediately upon the occurrence of an Event of Default with respect to Seller and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Purchaser may have; and

(vii) to the extent permissible by law, Purchaser may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Purchaser to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

ARTICLE 14

SINGLE AGREEMENT

Purchaser and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Purchaser and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

ARTICLE 15

RECORDING OF COMMUNICATIONS

EACH OF PURCHASER AND SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE TAPE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY. EACH OF PURCHASER AND SELLER HEREBY CONSENTS TO THE ADMISSIBILITY OF SUCH TAPE RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, AND AGREES THAT A DULY AUTHENTICATED TRANSCRIPT OF SUCH A TAPE RECORDING SHALL BE DEEMED TO BE A WRITING CONCLUSIVELY EVIDENCING THE PARTIES’ AGREEMENT.

ARTICLE 16

NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, or (e) by electronic mail provided that such electronic mail notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address specified in Exhibit I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Article 16. A notice shall be deemed to have been given: (v) in the case of hand delivery, at the time of delivery, (w) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (x) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, (y) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Article 16 or (z) in the case of electronic mail, upon receipt of a verbal or electronic communication confirming receipt thereof, provided that such electronic mail notice was also delivered as required in this Article 16. A party receiving a notice that does not comply with the technical requirements for notice under this Article 16 may elect to waive any deficiencies and treat the notice as having been properly given.

ARTICLE 17

ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

ARTICLE 18

NON-ASSIGNABILITY

Seller may not assign any of its rights or obligations under this Agreement without the prior written consent of Purchaser and any attempt by Seller to assign any of its rights or obligations under this Agreement without the prior written consent of Purchaser shall be null and void. Subject to the terms of this Agreement, Purchaser may, without consent of Seller, but with five (5) Business Days prior notice to Seller, sell to one or more banks, financial institutions or other entities (“Participants”) participating interests in any Transaction, its interest in the Purchased Assets, or any other interest of Purchaser under this Agreement. Subject to the terms of this Agreement, Purchaser may, at any time and from time to time, assign to any Person (an “Assignee” and together with Participants, each a “Transferee” and collectively, the “Transferees”) all or any part of its rights and its interest in the Purchased Assets, or any other interest of Purchaser under this Agreement. Seller agrees, at Purchaser’s sole cost and expense, to cooperate with Purchaser in connection with any such assignment, transfer or sale of participating interest and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement in order to give effect to such assignment, transfer or sale; provided, however, that, (i) such restatements, amendments, supplements and/or modifications shall be subject to Seller’s prior written approval as to form and substance and shall not materially alter any of Seller’s duties or obligations hereunder, (ii) Purchaser shall act as exclusive agent for all Transferees in any dealings with Seller in with any such proposed transactions and (iii) Seller shall not be obligated to deal directly with any party other than Purchaser in connection with such transactions, or to pay or reimburse Purchaser for any costs that would not have been incurred by Purchaser had no interest in such proposed transaction been issued.

ARTICLE 19

GOVERNING LAW

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTION 5-140 1 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

ARTICLE 20

NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation of any of the foregoing, the failure to give a notice pursuant to Articles 4(a) hereof will not constitute a waiver of any right to do so at a later date.

ARTICLE 21

INTENT

(a) The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101(47) of Title 11 of the United States Code, as amended (except insofar as the type of Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(b) It is understood that either party’s right to liquidate Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Article 13 hereof is a contractual right to liquidate such Transaction as described in Sections 555, 559 and 561 of Title 11 of the United States Code, as amended.

(c) The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d) It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e) It is understood that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of Title 11 of the United States Code, as amended, and as used in Section 561 of Title 11 of the United States Code, as amended.

(f) It is the intention of the parties that, for U.S. Federal, state and local income and franchise tax purposes and for accounting purposes, each Transaction constitute a financing to Seller, and that Seller be (except to the extent that Purchaser shall have exercised its remedies following an Event of Default) the owner of the Purchased Assets for such purposes. Unless prohibited by applicable law, Seller and Purchaser agree to treat the Transactions as described in the preceding sentence on any and all filings with any U.S. Federal, state, or local taxing authority.

ARTICLE 22

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Exchange Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

ARTICLE 23

CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a) Each party irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b) To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c) The parties hereby irrevocably waive, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Article 23 shall affect the right of either party to serve legal process in any other manner permitted by law or affect the right of either party to bring any action or proceeding against the other party or its property in the courts of other jurisdictions.

(d) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

ARTICLE 24

NO RELIANCE

Seller and Purchaser hereby acknowledges, represents and warrants (as to itself) to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a) It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents;

(b) It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;

(c) It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d) It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its assets or liabilities and not for purposes of speculation; and

(e) It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

ARTICLE 25

INDEMNITY

Seller hereby agrees to indemnify Purchaser, Purchaser’s Affiliates and each of its officers, directors, employees and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, taxes (including stamp, excise, sales or other taxes that may be payable or determined to be payable with respect to any of the Purchased Assets, Purchased Items or Collateral or in connection with any of the transactions contemplated by this Agreement and the documents delivered in connection herewith, other than income, withholding or other taxes imposed upon Purchaser), fees, costs, expenses (including attorneys’ fees and disbursements) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) that are at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, or as a result of, this Agreement or any Transactions hereunder, the other Transaction Documents, an Event of Default with respect to Seller or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence, illegal acts, fraud or willful misconduct of any Indemnified Party or from any default under any of the Transaction Documents by an Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to hold Purchaser harmless from and indemnify Purchaser against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than Purchaser’s gross negligence, fraud or willful misconduct. In any suit, proceeding or action brought by Purchaser in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller will save, indemnify and hold Purchaser harmless from and against all expense (including attorneys’ fees), loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse Purchaser as and when billed by Purchaser for all Purchaser’s reasonable costs and out-of-pocket expenses incurred in connection with the enforcement or the preservation of Purchaser’s rights under this Agreement, any Transaction Documents or Transaction contemplated hereby, including without limitation the reasonable fees and disbursements of its counsel. Seller hereby acknowledges that the obligation of Seller hereunder is a recourse obligation of Seller.

If an Indemnified Party claims indemnification under this Agreement, the Indemnified Party shall promptly notify Seller of such indemnification claim. After notice by any Indemnified Party, Seller shall defend such Indemnified Party against such indemnification claim (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved, in writing, by the Indemnified Party, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, any Indemnified Party may, in its sole discretion and at the expense of Seller, engage its own attorneys and other professionals to defend or assist it if such Indemnified Party determines that the defense as conducted by Seller is not proceeding or being diligently conducted in a commercially reasonable manner or that a conflict of interest exists between any of the parties represented by Seller’s counsel in such action or proceeding.

ARTICLE 26

DUE DILIGENCE

Seller acknowledges that, at reasonable times and upon reasonable notice to Seller, Purchaser has the right to perform continuing due diligence reviews with respect to the Purchased Assets, the Seller, the Guarantor and any Servicer affiliated with Seller for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise. Seller agrees that upon reasonable prior notice, Seller, Guarantor and such Servicer shall provide reasonable access to Purchaser and any of its agents, representatives or permitted assigns to the offices of Seller, Guarantor and such Servicer during normal business hours and permit them to examine, inspect, and make copies and extracts of the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of Seller, Guarantor, and such Servicer and during such visit make available to them a knowledgeable financial or accounting officer of Seller, Guarantor or such Servicer, as the case may be, for the purpose of answering questions about any of the foregoing; provided however, unless an Event of Default (after all applicable grace, notice and/or cure period) has occurred and is continuing, such on-site inspections shall be limited to once per year.

Seller further agrees that, upon reasonable request from Purchaser, Seller shall provide Purchaser and any of its agents, representatives or permitted assigns with copies of the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to the Purchased Assets and Seller, Guarantor and any Servicer affiliated with Seller in the possession or under the control of Seller, Guarantor and/or such Servicer in order to allow Purchaser to complete any continuing due diligence and make available to them by phone a knowledgeable financial or accounting officer of Seller, Guarantor or such Servicer, as the case may be, for the purpose of answering questions about any of the foregoing.

Without limiting the generality of the foregoing, Seller acknowledges that Purchaser may enter into Transactions with Seller based solely upon the information provided by Seller to Purchaser and the representations, warranties and covenants contained herein, and that Purchaser, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets. Purchaser may underwrite such Purchased Assets itself or engage a third party underwriter to perform such underwriting. Seller agrees to reasonably cooperate with Purchaser and any third party underwriter in connection with such underwriting, including, but not limited to, providing Purchaser and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller. Seller further agrees to reimburse Purchaser for any and all reasonable attorneys’ fees, costs and expenses incurred by Purchaser in connection with continuing due diligence pursuant to this Article 26, which amounts shall be paid by Seller to Purchaser within five (5) Business Days after receipt of an invoice therefor, provided however, unless an Event of Default (after all applicable grace, notice and/or cure period) has occurred and is continuing, Seller shall not be required to reimburse continuing due diligence costs in excess of $10,000 per year.

ARTICLE 27

SERVICING

(a) Seller agrees that Purchaser is owner of all Servicing Rights so long as the Purchased Assets are subject to this Agreement. Notwithstanding the foregoing, Seller shall cause the Purchased Assets to be serviced by a Servicer pursuant to the Interim Servicing Agreement at Seller’s sole cost and for the benefit of Purchaser in accordance with Accepted Servicing Practices approved by Purchaser in the exercise of its reasonable business judgment and maintained by other prudent mortgage lenders with respect to assets similar to the Purchased Assets, provided, however, that the obligations of Servicer (or Seller to cause Servicer) to service any of the Purchased Assets shall cease, at Purchaser’s option, upon the occurrence and during the continuation of an Event of Default. In such case, Seller shall take all actions necessary to effectuate the underlying servicing transfer as expeditiously as possible. Notwithstanding the foregoing, neither Seller nor such Servicer shall take any action or effect any modification or amendment to any Purchased Asset without first having given prior notice thereof to Purchaser in each such instance and receiving the prior written consent of Purchaser.

(b) Seller agrees that Purchaser is the owner of all servicing records, including but not limited to the Servicing Agreement, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement. Seller covenants to safeguard such Servicing Records and to deliver them promptly to Purchaser or its designee (including the Custodian) at Purchaser’s request.

(c) During the continuance of an Event of Default, Purchaser may, in its sole discretion, (i) sell its right to the Purchased Assets on a servicing released basis or (ii) terminate Servicer or any sub-servicer of the Purchased Assets with or without cause, in each case without payment of any termination fee.

(d) The payment of servicing fees shall be subordinate to payment of amounts outstanding under any Transaction and this Agreement.

(e) For the avoidance of doubt, Seller does not retain economic or other beneficial rights to the Servicing Rights, other than Seller’s rights under the Interim Servicing Agreement. As such, Seller expressly acknowledges that the Purchased Assets are sold to Purchaser on a “servicing released” basis, subject to the terms of this Agreement.

ARTICLE 28

MISCELLANEOUS

(a) All rights, remedies and powers of Purchaser hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Purchaser whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Purchaser shall have all rights and remedies of a secured party under the UCC.

(b) The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

(c) The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(d) Without limiting the rights and remedies of Purchaser under the Transaction Documents, Seller shall pay Purchaser’s reasonable actual out-of-pocket costs and expenses, including reasonable fees and expenses of accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, the Transaction Documents and the Transactions thereunder, whether or not such Transaction Document (or amendment thereto) or Transaction is ultimately consummated. Seller agrees to pay Purchaser promptly all costs and expenses (including reasonable expenses for legal services of every kind) of any subsequent enforcement of any of the provisions hereof, or of the performance by Purchaser of any obligations of Seller in respect of the Purchased Assets, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral or Purchased Items and for the custody, care or preservation of the Collateral or Purchased Items (including insurance costs) and defending or asserting rights and claims of Purchaser in respect thereof, by litigation or otherwise. In addition, Seller agrees to pay Purchaser promptly all reasonable costs and expenses (including reasonable expenses for legal services) incurred in connection with the maintenance of the Collection Account and registering the Collateral and Purchased Items in the name of Purchaser or its nominee. All such expenses shall be recourse obligations of Seller to Purchaser under this Agreement.

(e) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of such rights, Seller hereby grants to Purchaser and its Affiliates a right of offset, to secure repayment of all amounts owing to Purchaser or its Affiliates by Seller under the Transaction Documents, upon any and all monies, securities, collateral or other property of Seller and the proceeds therefrom, now or hereafter held or received by Purchaser or its Affiliates or any entity under the control of Purchaser or its Affiliates and their respective successors and assigns (including, without limitation, branches and agencies of Purchaser, wherever located), for the account of Seller, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) and credits of Seller at any time existing. Purchaser and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to Seller, to offset, appropriate, apply and enforce such right of offset against any and all items hereinabove referred to against any amounts owing to Purchaser or its Affiliates by Seller under the Transaction Documents, irrespective of whether Purchaser or its Affiliates shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts. Seller shall be deemed directly indebted to Purchaser and its Affiliates in the full amount of all amounts owing to Purchaser and its Affiliates by Seller under the Transaction Documents, and Purchaser and its Affiliates shall be entitled to exercise the rights of offset provided for above. ANY AND ALL RIGHTS TO REQUIRE PURCHASER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OR PURCHASED ITEMS THAT SECURE THE AMOUNTS OWING TO PURCHASER OR ITS AFFILIATES BY SELLER UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING THEIR RIGHT OF OFFSET WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER.

(f) Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(g) This Agreement contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(h) The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(i) Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(j) Unless otherwise specifically enumerated, wherever pursuant to this Agreement Purchaser exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to, Purchaser in its sole discretion, Purchaser shall decide to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, in its sole and absolute discretion and such decision by Purchaser shall be final and conclusive.

[REMAINDER OF PAGE LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as a deed as of the day first written above.

PURCHASER:

BARCLAYS BANK PLC, a public limited company organized under the laws of England and Wales

By: /s/ Larry Kravetz

Name: Larry Kravetz Title: Managing Director

SELLER:

RAIT CMBS CONDUIT II, LLC, a Delaware limited liability company

By: RAIT FUNDING, LLC, a Delaware limited liability company, its sole member and manager

By: TABERNA REALTY FINANCE TRUST, a Maryland real estate investment trust, its sole member

By: /s/ Jack E. Salmon

Name: Jack E. Salmon Title: Chief Financial Officer

EXHIBIT I

NAMES AND ADDRESSES FOR COMMUNICATIONS BETWEEN PARTIES

Purchaser: Barclays Bank PLC

745 7th Avenue New York, New York 10019
Attention: Francis X. Gilhool, Jr.
Telephone: (212) 526-6970
Fax: (646) 758-5334
Email: francis.gilhool@barclayscapital.com
with copies to:	Dechert LLP

Cira Centre 2929 Arch Street Philadelphia, PA 19104
Attention: David W. Forti
Telephone: (215) 994 2647
Fax: (215) 655 2647
Email: david.forti@dechert.com
Seller:	RAIT CMBS Conduit II, LLC

c/o RAIT Financial Trust 450 Park Avenue New York, New York 10022
Attention: Ron Wechsler and Scott Davidson
Telephone: 215-243-9019 Fax: 215-405-2945
Email: rwechsler@raitft.com and sdavidson@raitft.com
with copies to:	RAIT Financial Trust

2929 Arch Street, 17th Floor
Philadelphia, Pennsylvania 19104
Attention: Jamie Reyle, Esq., Corporate Counsel
Telephone: 215-243-9019
Fax: 215-405-2945
Email: jreyle@raitft.com

and in the case of notices delivered under Section 4(a), with a copy to:

RAIT Financial Trust
2929 Arch Street, 17th Floor
Philadelphia, Pennsylvania 19104
Attention: James Sebra, Chief Accounting Officer
Telephone: 215-243-9000
Fax: 215-405-9097
Email: jsebra@raitft.com

EXHIBIT II

FORM OF CONFIRMATION STATEMENT

[Date]

To: Barclays Bank PLC

Ladies and Gentlemen:

Reference is made hereby to the Master Repurchase Agreement, dated as of November 23, 2011 (the “Agreement”), between Barclays Bank PLC (“Purchaser”) and RAIT CMBS Conduit II, LLC (“Seller”). This Confirmation is being delivered to you, as Purchaser, to request a Transaction pursuant to which Purchaser will purchase from us, as Seller, the Eligible Asset identified on the attached Schedule 1 in accordance with the terms of the Agreement. Capitalized terms used herein without definition have the meanings given in the Agreement.

Purchase Date: Eligible Asset: Aggregate Principal Amount of Purchased Asset: Repurchase Date: Purchase Price: Pricing Rate: Purchase Price Percentage: Governing Agreements: Requested Wire Amount:	, 201_ [ Name]: As identified on attached Schedule 1 [$] , 201_ [$] As defined in the Agreement [ %] As identified on attached Schedule 1
Requested Fund Date:
Type of Funding: Wiring Instructions:	[Wet][Dry] Funding
Name and address for communications:
Purchaser:	Barclays Bank PLC

745 7th Avenue
New York, New York 10019
Attention: Francis X. Gilhool, Jr.
Telephone: (212) 526-6970
Fax: (646) 758-5334
Email: francis.gilhool@barclayscapital.com
Seller:	RAIT CMBS Conduit II, LLC

c/o RAIT Financial Trust
450 Park Avenue
New York, New York 10022
Attention: Ron Wechsler and Scott Davidson
Telephone: 215-243-9019
Fax: 215-405-2945
Email: rwechsler@raitft.com and sdavidson@raitft.com

If you agree to enter into the Transaction in accordance with the terms set forth in this Confirmation, please return a countersigned copy of this Confirmation to Seller.

RAIT CMBS CONDUIT II, LLC, a Delaware limited liability company

By: RAIT FUNDING, LLC, a Delaware limited liability company, its sole member and manager

By: TABERNA REALTY FINANCE TRUST, a Maryland real estate investment trust, its sole member

By:

Name:
Title:

ACCEPTED AND AGREED:

BARCLAYS BANK PLC, a public limited company organized under the laws of England and Wales

By:
Name:
Title:

Schedule 1 to Confirmation Statement

Purchased Asset:

Aggregate Principal Amount:

EXHIBIT III

AUTHORIZED REPRESENTATIVES OF SELLER

Name	Title	Specimen Signature
Scott Schaeffer	President and CEO

Raphael Licht	Chief Operating Officer

Jack Salmon	Chief Financial Officer

Kenneth Frappier	Executive Vice President

EXHIBIT IV

FORM OF POWER OF ATTORNEY

Know All Men by These Presents, that RAIT CMBS Conduit II, LLC, a limited liability company organized under the laws of the State of Delaware (“Seller”), does hereby appoint Barclays Bank PLC (“Purchaser”), its attorney-in-fact to act in Seller’s name, place and stead, upon the occurrence and during the continuance of an Event of Default, in any way that Seller could do with respect to (i) the completion of the endorsements of the Purchased Assets, including without limitation the Mortgage Notes and Assignments of Mortgages, and any transfer documents related thereto, (ii) the recordation of the Assignments of Mortgages, (iii) the preparation and filing, in form and substance satisfactory to Purchaser, of such financing statements, continuation statements, and other uniform commercial code forms, as Purchaser may from time to time, reasonably consider necessary to create, perfect, and preserve Purchaser’s security interest in the Purchased Assets and (iv) the enforcement of Seller’s rights under the Purchased Assets purchased by Purchaser pursuant to the Master Repurchase Agreement, dated as of November 23, 2011 (the “Repurchase Agreement”), between Purchaser and Seller, and to take such other steps as may be necessary or desirable to enforce Purchaser’s rights against such Purchased Assets, the related Purchased Asset Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Repurchase Agreement.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTION 5-140 1 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller has caused this Power of Attorney to be executed as a deed this       day of       , 20      .

RAIT CMBS CONDUIT II, LLC, a Delaware limited liability company
By: RAIT FUNDING, LLC, a Delaware limited liability company, its sole member and manager
By: TABERNA REALTY FINANCE TRUST, a Maryland real estate investment trust, its sole member

By: Name:
Title:

STATE OF COUNTY OF	) )

On       , 20      , before me,       , a Notary Public, personally appeared      , who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the        that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature

(Seal)

EXHIBIT V

REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED ASSET
(attached)

EXHIBIT V

REPRESENTATIONS AND WARRANTIES
REGARDING EACH INDIVIDUAL PURCHASED ASSET

For purposes of the representations and warranties contained in this Exhibit V, the phrases “the Seller’s knowledge” or “the Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the Seller, its officers and employees responsible for the underwriting, origination, servicing or sale of the Purchased Assets regarding the matters expressly set forth herein. All information contained in documents which are part of the Servicing Records shall be deemed to be within the Seller’s knowledge.

Capitalized terms used but not defined in this Exhibit V shall have the respective meanings given them in the Master Repurchase Agreement to which this Exhibit V is attached.

Seller acknowledges and agrees that the representations and warranties contained in this Exhibit V may be amended from time to time by Purchaser in its reasonable discretion to conform such representations and warranties to Purchaser’s then current standard representations and warranties for commercial mortgage-backed securitization transactions; provided, that such amended representations and warranties shall only apply to Purchased Assets that are originated after the date Seller receives written notice of the amended representations and warranties.

CERTAIN DEFINED TERMS

“Anticipated Repayment Date” shall mean, with respect to any Mortgage Loan that is identified on the related Seller Asset Schedule as an ARD Loan, the date upon which such Mortgage Loan commences accruing interest at an increased interest rate.

“ARD Loan” shall mean a Mortgage Loan the terms of which provide that if, after an Anticipated Repayment Date, the related Mortgagor has not prepaid such Mortgage Loan in full, any principal outstanding on the Anticipated Repayment Date will accrue interest at an increased interest rate.

“Assignment of Leases” shall mean any assignment of leases, rents and profits or similar document or instrument executed by a Mortgagor in connection with the origination of a Mortgage Loan.

“Companion Interest” shall mean, with respect to any Mortgage Loan, any B note or other subordinate obligation of the Mortgagor under such Mortgage Loan secured by the same Mortgage as such Mortgage Loan.

“Mortgage Rate” shall mean, with respect to each Mortgage Loan, the related annualized rate at which interest is scheduled (in the absence of a default) to accrue on such Mortgage Loan from time to time in accordance with the related Mortgage Note and applicable law.

“REMIC Provisions” shall mean the provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and proposed, temporary and final Treasury regulations and any published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

REPRESENTATIONS AND WARRANTIES

1. Complete Servicing File. All documents comprising the Servicing Records are in the possession of the Servicer.

2. Whole Loan; Ownership of Mortgage Loans. Except with respect to each A-Note that is part of a Mortgage Loan, each Purchased Asset is a whole Mortgage Loan and not a participation interest or other partial interest in a Mortgage Loan. Each A-Note that is part of a Mortgage Loan is a senior portion (or a pari passu portion of a senior portion) of a whole Mortgage Loan evidenced by a senior note. Immediately prior to the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Seller), participation or pledge, and the Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement and the rights of the holder of a Companion Interest under the related co-lender agreement. Seller has full right and authority to sell, assign and transfer each Purchased Asset, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Purchased Asset free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Asset other than the rights of the holder of a Companion Interest under the related co-lender agreement.

3. Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument) and other agreement executed by or on behalf of the related Mortgagor in connection with such Purchased Asset is the legal, valid and binding obligation of the related Mortgagor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Purchased Asset Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) may be further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Purchased Asset Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other operative Purchased Asset Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other operative Purchased Asset Documents.

4. Mortgage Provisions. The Purchased Asset Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Underlying Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

5. Hospitality Provisions. The Purchased Asset Documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement include an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the Purchaser or any subsequent holder of such Mortgage Loan (including a securitization trustee) against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

6. Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Purchased Asset File (a) the material terms of each Mortgage, Mortgage Note, Mortgage Loan guaranty and related operative Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Underlying Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Underlying Mortgaged Property; and (c) the Mortgagor has not been released from its material obligations under the Mortgage Loan.

7. Lien; Valid Assignment. Subject to the Insolvency Qualifications, each assignment of Mortgage and assignment of Assignment of Leases from the Seller constitutes a legal, valid and binding assignment from the Seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the related Seller Asset Schedule, leasehold) interest in the Underlying Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) or any other title exceptions identified to Purchaser in a Requested Exceptions Report (“Title Exceptions”)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Underlying Mortgaged Property (subject to Permitted Encumbrances or any Title Exceptions) as of its origination and the Purchase Date, to Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy, and, to the Seller’s knowledge and subject to the rights of tenants (subject to and excepting Permitted Encumbrances and any other Title Exceptions), and no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.

8. Permitted Liens; Title Insurance. Each Underlying Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Underlying Mortgaged Property and condominium declarations; (f) if the related Mortgage Loan is cross-collateralized with any other Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group; and (g) if the related A Note is part of a Mortgage Loan, the rights of the holder of the related Companion Interest pursuant to the related co-lender agreement, provided that none of which items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Underlying Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made thereunder and no claims have been paid thereunder. Neither the Seller, nor to the Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

9. Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Underlying Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmens liens (which are the subject of the representation in paragraph (7) above), and equipment and other personal property financing). Except as set forth on the related Seller Asset Schedule, the Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

10. Assignment of Leases and Rents. There exists as part of the related Purchased Asset File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to Permitted Encumbrances and Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

11. [Reserved].

12. Condition of Property. Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Underlying Mortgaged Property within four (4) months of origination of the Mortgage Loan and within six (6) months of the Purchase Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than six (6) months prior to the Purchase Date. The Seller has no knowledge of any material damage to the Underlying Mortgaged Property that the Seller believes would have a material adverse effect on the value of the Underlying Mortgaged Property other than those disclosed in the engineering report or property condition assessment delivered to Purchaser in accordance with Exhibit VII.

13. Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Underlying Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Purchase Date have become delinquent in respect of each related Underlying Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

14. Condemnation. As of the date of origination and to the Seller’s knowledge as of the Purchase Date, there is no proceeding pending and, to the Seller’s knowledge as of the date of origination and as of the Purchase Date, there is no proceeding threatened for the total or partial condemnation of such Underlying Mortgaged Property that would have a material adverse effect on the value, use or operation of the Underlying Mortgaged Property.

15. Actions Concerning Mortgage Loan. As of the date of origination and to the Seller’s knowledge as of the Purchase Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Underlying Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Underlying Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, or (e) the current principal use of the Underlying Mortgaged Property.

16. Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Seller or its Servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Purchased Asset Documents are being conveyed by the Seller to Purchaser or its Servicer.

17. No Holdbacks. The principal amount of the Mortgage Loan stated on the related Seller Asset Schedule has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Underlying Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback).

18. Insurance. Each related Underlying Mortgaged Property is, and is required pursuant to the related Purchased Asset Documents to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Purchased Asset Documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company, “A” from Moody’s Investors Service, Inc. or “A-” from Standard & Poor’s Ratings Service (collectively, the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (x) the original principal balance of the Mortgage Loan and (y) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related Mortgagor included in the Underlying Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Underlying Mortgaged Property.

Each related Underlying Mortgaged Property is also covered, and required to be covered pursuant to the related Purchased Asset Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than twelve (12) months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, eighteen (18) months).

If any material part of the improvements, exclusive of a parking lot, located on a Underlying Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

The Underlying Mortgaged Property is covered, and required to be covered pursuant to the related Purchased Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property for the sole purpose of assessing the probable maximum loss (“PML”) for the Underlying Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Underlying Mortgaged Property was obtained by an insurer meeting the Insurance Rating Requirements in an amount not less than 100% of the PML.

The Purchased Asset Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Underlying Mortgaged Property, with respect to all property losses in excess of 5% of the outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the related Purchase Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Purchaser. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for premiums. All such insurance policies (other than commercial liability policies) require at least ten (10) days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least thirty (30) days prior notice to the lender of termination or cancellation (or such lesser period, not less than ten (10) days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

19. Access; Utilities; Separate Tax Lots. Each Underlying Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Underlying Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Underlying Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Underlying Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Underlying Mortgaged Property is a part until the separate tax lots are created.

20. No Encroachments. Based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Underlying Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Underlying Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Underlying Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Underlying Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Underlying Mortgaged Property, after taking into account any applicable provisions of the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Underlying Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

21. No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Seller.

22. REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (a) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (b) either: (i) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (A) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan on such date or (B) at the Purchase Date at least equal to 80% of the adjusted issue price of the Mortgage Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (ii) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Purchase Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (b)(i)(A) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (b)(i)(B), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

23. Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

24. Authorized to do Business. To the extent required under applicable law, as of the Purchase Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Underlying Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by any holder thereof.

25. Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Seller’s actual knowledge, as of the Purchase Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

26. Local Law Compliance. To the Seller’s actual knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial and multifamily mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Underlying Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Purchase Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively, “Zoning Regulations”) other than those which (i) are insured by the Title Policy or law and ordinance insurance coverage has been obtained or (ii) would not have a material adverse effect on the value, operation or net operating income of the Underlying Mortgaged Property. The terms of the Purchased Asset Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

27. Licenses and Permits. Each Mortgagor covenants in the Purchased Asset Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Underlying Mortgaged Property in full force and effect, and to the Seller’s actual knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Underlying Mortgaged Property is located.

28. Recourse Obligations. The Purchased Asset Documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Underlying Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Underlying Mortgaged Property or equity interests in Mortgagor made in violation of the Purchased Asset Documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Underlying Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan, (ii) misappropriation of security deposits, insurance proceeds, or condemnation awards; (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Purchased Asset Documents; or (v) commission of intentional material physical waste at the Underlying Mortgaged Property.

29. Mortgage Releases. The terms of the related Mortgage or related Purchased Asset Documents do not provide for release of any material portion of the Underlying Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (34)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Underlying Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance defined in (34) below, (d) releases of out-parcels that are unimproved or other portions of the Underlying Mortgaged Property which will not have a material adverse effect on the underwritten value of the Underlying Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Underlying Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Purchased Asset Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Underlying Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Mortgage Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Underlying Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the related Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, may not be required to be applied to the restoration of the Underlying Mortgaged Property or released to the Mortgagor if, immediately after the release of such portion of the Underlying Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Underlying Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Mortgage Loan.

In the case of any Mortgage Loan originated after December 6, 2010, no Mortgage Loan that is secured by more than one Underlying Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties, other than in compliance with the REMIC Provisions.

30. Financial Reporting and Rent Rolls. The Purchased Asset Documents for each Mortgage Loan require the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) and rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

31. Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to Seller’s knowledge, do not, as of the Purchase Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Purchased Asset Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Purchased Asset Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

32. Due-on-Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Purchased Asset Documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Underlying Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Asset Documents), (a) the related Underlying Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Purchased Asset Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Purchased Asset Documents or a Person satisfying specific criteria identified in the related Purchased Asset Documents, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 herein or (vii) any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt or (b) the related Underlying Mortgaged Property is encumbered with a subordinate lien or security interest against the related Underlying Mortgaged Property, other than (i) any Companion Interest of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Purchased Asset Documents, (ii) purchase money security interests, (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Purchased Asset Documents provide that to the extent any rating agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

33. Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Purchased Asset Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Purchase Date principal balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Purchase Date principal balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Purchase Date principal balance equal to $5 million or less, its organizational documents or the related Purchased Asset Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Underlying Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Underlying Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

34. Defeasance. With respect to any Mortgage Loan that, pursuant to the Purchased Asset Documents, can be defeased (a “Defeasance”), (i) the Purchased Asset Documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Purchased Asset Documents; (ii) the Mortgage Loan cannot be defeased within two (2) years after the securitization thereof; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date, and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (i) 110% of the allocated loan amount for the real property to be released and (ii) the outstanding principal balance of the Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (v) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

35. Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD loans and situations where default interest is imposed.

36. Ground Leases. For purposes of this Agreement, a “Ground Lease” shall mean a lease creating leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a ground leasehold estate under a ground lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Underlying Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the originator, its successors and assigns, Seller represents and warrants that:

(a) The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Underlying Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b) The lessor under such ground lease has agreed in a writing included in the related Purchased Asset File (or in such ground lease) that the ground lease may not be amended, modified, or canceled or terminated by agreement of lessor and lessee without the prior written consent of the lender;

(c) The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Mortgagor or the mortgagee) that extends not less than twenty (20) years beyond the stated maturity of the related Mortgage Loan, or ten (10) years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d) The ground lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Underlying Mortgaged Property is subject;

(e) The ground lease is assignable to the holder of the Mortgage Loan and its assigns without the consent of the lessor thereunder (or if such consent is necessary it has been obtained);

(f) The Seller has not received any written notice of material default under or notice of termination of such ground lease. To the Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease and to the Seller’s knowledge, such ground lease is in full force and effect as of the Purchase Date;

(g) The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against lender unless such notice is given to the lender;

(h) A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(i) The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j) Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Underlying Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Purchased Asset Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k) In the case of a total or substantially total taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Underlying Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l) Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

37. Servicing. The servicing and collection practices used by the Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

38. Origination and Underwriting. The origination practices of the Seller (or the related originator if the Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit V.

39. [Reserved].

40. No Material Default; Payment Record. No Mortgage Loan has been more than thirty (30) days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than thirty (30) days delinquent (beyond any applicable grace or cure period) in making required payments. To the Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Underlying Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Seller in this Exhibit V. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Purchased Asset Documents.

41. Bankruptcy. As of the date of origination and to the Seller’s actual knowledge as of the Purchase Date, neither the Underlying Mortgaged Property (other than tenants of such Underlying Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

42. Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross defaulted with another Mortgage Loan, no Mortgage Loan has a Mortgagor that is an affiliate of another Mortgagor.

43. Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within twelve (12) months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Underlying Mortgaged Property.

44. [Reserved].

45. Appraisal. The Purchased Asset File contains an appraisal of the related Underlying Mortgaged Property with an appraisal date within six (6) months of the Mortgage Loan origination date, and within six (6) months of the Purchase Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Seller’s knowledge, had no interest, direct or indirect, in the Underlying Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

46. Seller Asset Schedule. The information pertaining to each Purchased Asset which is set forth in the related Seller Asset Schedule is true and correct in all material respects as of the Purchase Date and contains all information required by the Agreement to be contained therein.

47. Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other Mortgage Loan, except as set forth on the related Seller Asset Schedule.

48. Advance of Funds by the Seller. After origination, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Purchased Asset Documents, and, to Seller’s actual knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Purchased Asset Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Purchased Asset Documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

49. Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

EXHIBIT VI

FORM OF ESCROW AGREEMENT

[Date]

VIA FAX

Barclays Bank PLC
745 7th Avenue
New York, New York 10019
Attention: Francis X. Gilhool, Jr.
Fax: (646) 758-5334

Attention:

Acquisition of [ ] (the “Asset”) by RAIT CMBS Conduit II, LLC (“Seller”)

Ladies and Gentlemen:

This letter shall constitute the instructions to be followed by [SETTLEMENT AGENT] (the “Settlement Agent”) in connection with Seller’s acquisition of the Asset, which shall be financed pursuant to the terms of that certain Master Repurchase Agreement, dated as of November 23, 2011 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”) by and between Seller and Barclays Bank PLC (“Purchaser”).

By its execution of this Letter, the Settlement Agent agrees to act as exclusive agent and bailee for Purchaser with respect to the transaction described herein.

Upon or prior to notification that the Settlement Agent has received the Asset Documents (as defined below), Purchaser will wire or cause to be wired to Settlement Agent on [Purchase Date] (the “Purchase Date”) an amount equal to $[      ] (the “Proceeds”), which Proceeds shall be disbursed by the Settlement Agent to the party entitled thereto as set forth on the settlement statement executed by Seller and Purchaser, a copy of which is attached as Exhibit A hereto (the “Disbursement Instructions”).

Before the Proceeds may be disbursed by the Settlement Agent, the Settlement Agent shall be unconditionally obligated and prepared to comply with all requirements of this letter and shall have received each of the following Asset Loan Documents (collectively, the “Asset Documents”):

[List documents to be collected by Settlement Agent]

Upon receipt by the Settlement Agent of the Asset Documents and the Proceeds, the Settlement Agent shall do each of the following in the order specified:

1.	Disburse the Proceeds in accordance with the Disbursement Instructions.

2.	Deliver the Asset Documents via overnight mail to the Custodian at the following address:

Wells Fargo Bank, National Association
1055 10th Avenue SE
Minneapolis, Minnesota 55414
Attention: Kathleen A. Marshall
Telephone: 612-667-8032
Fax: 612-466-5416
Email: kathleen.a.marshall@wellsfargo.com

3.	Notify Purchaser that all of the foregoing actions have been completed.

Notwithstanding the foregoing, Settlement Agent shall be permitted to deliver recorded pages of the following Asset Documents to Custodian within 2 Business Days of receipt thereof from the applicable recording office:

[List permitted post-closing docs]

All costs and expenses incurred in carrying out these instructions shall be borne by Seller, and the Settlement Agent shall not look to any other party for reimbursement of, or liability for, such costs and expenses.

The Settlement Agent hereby agrees (i) that the Settlement Agent has obtained whatever assurances it deems necessary from the appropriate parties to firmly bind itself to fully and completely carry out the instructions set forth herein and (ii) that Purchaser is entitled to rely on the terms and provisions of this agreement in wiring the Proceeds and shall be the intended beneficiary hereof.

If for any reason the Proceeds are funded by Purchaser to the Settlement Agent and the funds have not been disbursed by the Settlement Agent as specified herein on or before 5:00 P.M. (New York time) on the date that is two (2) Business Days after the Purchase Date, the Settlement Agent shall contact Purchaser immediately for further instructions. In the event that the Settlement Agent is advised to return the Proceeds to Purchaser, the Settlement Agent agrees to do so on demand in accordance with the instructions provided by Purchaser, without regard to any contrary instructions from Seller. If Seller’s acquisition of the Asset is delayed, the Settlement Agent will return the Asset Documents to Seller unless otherwise instructed by Seller.

If Seller’s acquisition of the Asset is delayed and the Proceeds have been received by the Settlement Agent, it is understood by Seller that interest shall accrue on the Proceeds at the rate which would have applied under the Master Repurchase Agreement had the acquisition been completed, from the time such amount is received by the Settlement Agent until it is returned to Purchaser, and Seller shall be liable for all such accrued interest.

[SETTLEMENT AGENT] By: Name:
Title:
Notice Information

Address:
Attention:
Fax:
ACCEPTED AND AGREED:

RAIT CMBS CONDUIT II, LLC, a Delaware limited liability company, as Seller

By: RAIT FUNDING, LLC, a Delaware limited liability company, its sole member and manager

By: TABERNA REALTY FINANCE TRUST, a Maryland real estate investment trust, its sole member

By:
Name:
Title:
ACCEPTED AND AGREED:

BARCLAYS BANK PLC, a public limited company organized
under the laws of England and Wales
By:

Name:
Title:

Notice Information
Address: 745 7th Avenue, New York, New York 10019
Fax: (646) 758-5334

EXHIBIT VII

ADVANCE PROCEDURES

Submission of Due Diligence Package. No less than ten (10) Business Days prior to the each Purchase Date, Seller shall deliver to Purchaser for Purchaser’s review and approval a due diligence package with respect to each Eligible Asset proposed to be purchased on such proposed Purchase Date, which shall contain the following items (the “Due Diligence Package”):

(1) Purchased Asset Documents. With respect to each Eligible Asset:

(a) if such Eligible Asset is a Dry Purchased Asset, each of the Purchased Asset Documents along with blacklines of the executed versions of such Purchased Asset Documents against the approved form Purchased Asset Documents; provided, however, if such Eligible Asset has not been originated and closed at the time of such delivery, Seller shall deliver (i) copies of all draft Purchased Asset Documents, blacklined against the approved form Purchased Asset Documents and (ii) no less than three (3) Business Days prior to the proposed Purchase Date, executed copies of all Purchased Asset Documents along with blacklines of the executed versions of such Purchased Asset Documents against the previously delivered drafts;

(b) if such Eligible Asset is a Wet Purchased Asset, (i) copies of all draft Purchased Asset Documents, blacklined against the approved form Purchased Asset Documents, (ii) no later than 11:00 a.m. on the Business Day before the requested Purchase Date, execution versions in final form of (A) the Mortgage Note endorsed by the Seller in blank, without recourse (either on the face thereof or pursuant to a separate allonge), (B) the Mortgage, (C) evidence satisfactory to Purchaser that all documents necessary to perfect Seller’s (and, by means of assignment to Buyer on the Purchase Date, Buyer’s) interest in the collateral and (D) such other components of the Purchased Asset File as Purchaser may require on a case by case basis with respect to the particular Purchased Asset, in each case, along with blacklines of such executed Purchased Asset Documents against the previously delivered drafts and (iii) not later than the third (3rd) Business Day following the related Purchase Date, executed copies of all Purchased Asset Documents along with blacklines of such executed Purchased Asset Documents against the previously delivered drafts.

(c) if such Eligible Asset is a Wet Purchased Asset, a fully executed and delivered Escrow Agreement;

(d) certificates or other evidence of insurance demonstrating insurance coverage in respect of the underlying real estate directly or indirectly securing or supporting such Eligible Asset of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Purchased Asset Documents; provided, however, if such certificates or other evidence of insurance are not available at least ten (10) Business Day prior to the related Purchase Date, Seller shall deliver such certificates or other evidence of insurance to Purchaser (i) if such Eligible Asset is a Dry Purchased Asset, no less than three (3) Business Days prior to the related Purchase Date and in any case, prior to approval of such Eligible Asset by Purchaser in accordance with paragraph (10) below or (ii) if such Eligible Asset is a Wet Purchased Asset, no later than 11:00 a.m. on the Business Day before the requested Purchase Date. Such certificates or other evidence shall indicate that Seller, will be named as an additional insured as its interest may appear and shall contain a loss payee endorsement in favor of such additional insured with respect to the policies required to be maintained under the Purchased Asset Documents;

(e) all surveys of the underlying real estate directly or indirectly securing or supporting such Eligible Asset that are in Seller’s possession;

(f) as reasonably requested by Purchaser, satisfactory reports of UCC, tax lien, judgment and litigation searches and title updates conducted by search firms and/or title companies reasonably acceptable to Purchaser with respect to the Eligible Asset, underlying real estate directly or indirectly securing or supporting such Eligible Asset, Seller and Mortgagor, such searches to be conducted in each location Purchaser shall reasonably designate;

(g) an unconditional commitment to issue a Title Policy in favor of Seller and Seller’s successors and/or assigns with respect to Seller’s interest in the related real property and insuring the assignment of the Eligible Asset to Purchaser, with an amount of insurance that shall be not less than the maximum principal amount of the Eligible Asset, or an endorsement or confirmatory letter from the title insurance company that issued the existing title insurance policy, in favor of Seller and Seller’s successors and/or assigns, that amends the existing title insurance policy by stating that the amount of the insurance is not less than the maximum principal amount of the Eligible Asset (taking into account the proposed Advance); and

(h) certificates of occupancy and zoning reports certifying that the property is in compliance with all applicable zoning laws, each issued by the appropriate Governmental Authority.

(2) Transaction-Specific Due Diligence Materials. Each of the following:

(a) a summary memorandum outlining the proposed Transaction, including transaction benefits and all material underwriting risks, all Underwriting Issues and all other characteristics of the Eligible Asset that a reasonable loan buyer would consider material,

(b) the Seller Asset Schedule and, if available, maps and photos of the underlying real estate directly or indirectly securing or supporting such Eligible Asset;

(c) a current rent roll and roll over schedule;

(d) a cash flow pro-forma, plus historical information;

(e) a description of the underlying real estate directly or indirectly securing or supporting such Eligible Asset and any other collateral securing such Eligible Asset, the related collateral securing such Eligible Asset, if any;

(f) indicative debt service coverage ratios;

(g) indicative loan-to-value ratios;

(h) a term sheet outlining the transaction generally;

(i) a description of the Mortgagor and sponsor, including experience with other projects (real estate owned), their ownership structure (including, without limitation, the board of directors, if applicable) and financial statements;

(j) a description of Seller’s relationship, if any, to the Mortgagor and sponsor; and

(k) copies of documents evidencing such Eligible Asset, or current drafts thereof, including, without limitation, underlying debt and security documents, guaranties, the underlying borrower’s and guarantor’s organizational documents, warrant agreements, and loan and collateral pledge agreements, as applicable, provided that, if same are not available to Seller at the time of Seller’s submission of the Due Diligence Package to Purchaser, Seller shall deliver such items to Purchaser promptly upon Seller’s receipt of such items.

(3) Environmental and Engineering. A “Phase 1” (and, if requested by Purchaser, “Phase 2”) environmental report, an asbestos survey, if applicable, and an engineering report, each in form reasonably satisfactory to Purchaser, by an engineer or environmental consultant reasonably approved by Purchaser.

(4) Credit Memorandum. A credit memorandum, asset summary or other similar document that details cash flow underwriting, historical operating numbers, underwriting footnotes, rent roll and lease rollover schedule.

(5) Appraisal. An appraisal by a member of the Appraisal Institute performed in accordance with The Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended. The related appraisal shall (A) be dated less than twelve (12) months prior to the origination of the Eligible Asset and (B) not be ordered by the related borrower or an Affiliate of the related borrower.

(6) Opinions of Counsel. An opinion of counsel addressed to Seller and its successors and assigns from counsel to the underlying obligor on the underlying loan transaction as to enforceability of the loan documents governing such transaction and such other matters as Purchaser shall require (including, without limitation, opinions as to due formation, authority, choice of law, bankruptcy and perfection of security interests).

(7) Additional Real Estate Matters. To the extent obtained by Seller from the Mortgagor or the underlying obligor at the origination of the Eligible Asset, such other real estate related certificates and documentation as may have been requested by Purchaser, such as abstracts of all leases in effect at the real property relating to such Eligible Asset.

(8) Exceptions Report. A list of all exceptions to the representations and warranties set forth in Exhibit V to this Agreement and any other eligibility criteria (the “Requested Exceptions Report”).

(9) Other Documents. Any other documents as Purchaser or its counsel shall reasonably deem necessary.

(10) Approval of Eligible Asset. Conditioned upon the timely and satisfactory completion of Seller’s requirements in paragraph (1) above, Purchaser shall, no less than five (5) Business Days prior to the proposed Purchase Date (i) notify Seller in writing (which may take the form of electronic mail format) that Purchaser has not approved the proposed Eligible Asset as a Purchased Asset or (ii) notify Seller in writing (which may take the form of electronic mail format) that Purchaser has approved the proposed Eligible Asset as a Purchased Asset. Purchaser’s failure to respond to Seller on or prior to five (5) Business Days prior to the proposed Purchase Date, shall be deemed to be a denial of Seller’s request that Purchaser approve the proposed Eligible Asset, unless Purchaser and Seller has agreed otherwise in writing.

(11) Assignment Documents. No less than one (1) Business Days prior to the proposed Purchase Date, Seller shall have executed and delivered to Purchaser, in form and substance reasonably satisfactory to Purchaser and its counsel, all applicable assignment documents assigning to Purchaser the proposed Eligible Asset that shall be subject to no liens except as expressly permitted by Purchaser. Each of the assignment documents shall contain such representations and warranties as is customary for transactions of this nature.

EXHIBIT VIII

FORM OF MARGIN CALL
[DATE]

Via Electronic Transmission
[SELLER]
[ ]
[ ]
Attention:	[ ]

Re: Master Repurchase Agreement, dated as of November 23, 2011 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”), by and between Barclays Bank PLC (“Purchaser”) and RAIT CMBS Conduit II, LLC (“Seller”)

Ladies and Gentlemen:

Pursuant to Article 4(a) of the Master Repurchase Agreement, Purchaser hereby notifies Seller that a Margin Deficit Event has occurred as set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement.

Purchased Asset: Repurchase Price for Purchased Asset:	[ ] $

(a) Margin Amount for Purchased Asset: $

(b) 98% multiplied by Repurchase Price for Purchased Asset $

A Margin Deficit Event exists when the amount in (a) above is less than the amount in (b) above.

MARGIN DEFICIT: Accrued interest from [ ] to [ ]: TOTAL WIRE DUE:	$ $ $

WHEN A MARGIN DEFICIT EVENT EXISTS, SELLER IS REQUIRED TO CURE THE MARGIN DEFICIT SPECIFIED ABOVE IN ACCORDANCE WITH THE MASTER REPURCHASE AGREEMENT AND WITHIN THE TIME PERIOD SPECIFIED IN ARTICLE 4(b) THEREOF.

BARCLAYS BANK PLC, a public limited company organized under the laws of England and Wales

By:

Name:
Title:

EXHIBIT IX

UCC FILING JURISDICTIONS

State of Delaware

EXHIBIT X

FORM OF RELEASE LETTER
[DATE]

Barclays Bank PLC
745 7th Avenue
New York, New York 10019
Attention: Francis X. Gilhool, Jr.

Re: Master Repurchase Agreement, dated as of November 23, 2011 by and between Barclays Bank PLC (“Purchaser”) and RAIT CMBS Conduit II, LLC (“Seller”) (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”)

Ladies and Gentlemen:

With respect to the Purchased Assets described in the attached Schedule A (the “Purchased Assets”) (a) we hereby certify to you that the Purchased Assets are not subject to a lien of any third party, and (b) we hereby release to you all rights, interests or claims of any kind other than any rights, interests or claims under the Master Repurchase Agreement with respect to such Purchased Assets, such release to be effective automatically without further action by any party upon payment by Purchaser of the amount of the Purchase Price contemplated under the Master Repurchase Agreement (calculated in accordance with the terms thereof) in accordance with the wiring instructions set forth in the Master Repurchase Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement.

Very truly yours,

RAIT CMBS CONDUIT II, LLC, a Delaware limited liability company

By: RAIT FUNDING, LLC, a Delaware limited liability company, its sole member and manager

By: TABERNA REALTY FINANCE TRUST, a Maryland real estate investment trust, its sole member

By:

Name:
Title:

Schedule A

[List of Purchased Asset Documents]

EXHIBIT XI

FORM OF COVENANT COMPLIANCE CERTIFICATE
[DATE]

Barclays Bank PLC
745 7th Avenue
New York, New York 10019
Attention: Francis X. Gilhool, Jr.

Re: Master Repurchase Agreement, dated as of November 23, 2011 (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Master Repurchase Agreement”) by and between Barclays Bank PLC (“Purchaser”) and RAIT CMBS Conduit II, LLC (“Seller”)

Ladies and Gentlemen:

This Covenant Compliance Certificate is furnished pursuant to that Master Repurchase Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Master Repurchase Agreement.

THE UNDERSIGNED HEREBY CERTIFIES (NOT IN ITS INDIVIDUAL CAPACITY BUT SOLEY IN ITS CAPACITY AS A RESPONSIBLE OFFICER OF SELLER) THAT:

(i)	I am a duly elected Responsible Officer of Seller.

(ii)	All of the financial statements, calculations and other information set forth in this Covenant Compliance Certificate, including, without limitation, in any exhibit or other attachment hereto, are true, complete and correct as of the date hereof.

(iii)	I have reviewed the terms of the Master Repurchase Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and financial condition of Seller during the accounting period covered by the financial statements attached (or most recently delivered to Purchaser if none are attached).

(iv)	I am not aware of any facts, or pending developments that have caused the Market Value of any Purchased Asset to decline as of the date hereof.

(v)	As of the date hereof, and since the date of the certificate most recently delivered pursuant to Article 11(j)(v) of the Master Repurchase Agreement, Seller has observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects (unless waived by Purchaser), every condition, contained in the Master Repurchase Agreement and the related documents to be observed, performed or satisfied by it.

(vi)	[IF FINANCIAL STATEMENTS ARE NOT ATTACHED: The examinations described in Paragraph 3 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default as of the date of this Covenant Compliance Certificate (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.] [IF FINANCIAL STATEMENTS ARE ATTACHED: The examinations described in Paragraph 3 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements, or as of the date of this Covenant Compliance Certificate (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.]

(vii)	As of the date hereof, each of the representations and warranties made by Seller in the Master Repurchase Agreement are true, correct and complete in all material respects with the same force and effect as if made on and as of the date hereof, except as disclosed in a Requested Exceptions Report approved by Purchaser.

(viii)	Seller hereby representation and warrants that (i) it is in compliance with all of the terms and conditions of the Master Repurchase Agreement and (ii) it has no claim or offset against Purchaser under the Transaction Documents.

(ix)	To the best of my knowledge, Seller has, during the period since the delivery of the immediately preceding Covenant Compliance Certificate, observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects every condition, contained in the Master Repurchase Agreement and the related documents to be observed, performed or satisfied by it, and I have no knowledge of the occurrence during such period, or present existence, of any condition or event which constitutes an Event of Default or Default (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.

(x)	[IF FINANCIAL SUMMARY PROPERTY PERFORMANCE REPORTS ARE ATTACHED: Attached hereto are the summary property performance reports required to be delivered pursuant to Article 11(j) of the Master Repurchase Agreement, which reports, to the best of my knowledge after due inquiry, fairly and accurately present in all material respects, the related Purchased Assets as of the date or with respect to the period therein specified, determined in accordance with the requirements set forth in Article 11(j) of the Master Repurchase Agreement.]

(xi)	[IF FINANCIAL STATEMENTS ARE ATTACHED: Attached hereto are the financial statements required to be delivered pursuant to Article 11(j) of the Master Repurchase Agreement, which financial statements, to the best of my knowledge after due inquiry, fairly and accurately present in all material respects, the financial condition and operations of Seller as of the date or with respect to the period therein specified, determined in accordance with the requirements set forth in Article 11(j) of the Master Repurchase Agreement.]

(xii)	[IF FINANCIAL STATEMENTS ARE ATTACHED: Attached hereto are the calculations demonstrating compliance with the financial covenants set forth in the Guaranty.]

Described below are the exceptions, if any, to any of the foregoing, listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Guarantor or Seller has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the financial statements, updates, reports, materials, calculations and other information set forth in any exhibit or other attachment hereto, or otherwise covered by this Covenant Compliance Certificate, are made and delivered as of the date first above written.

RAIT CMBS CONDUIT II, LLC, a Delaware limited liability company

By: RAIT FUNDING, LLC, a Delaware limited liability company, its sole member and manager

By: TABERNA REALTY FINANCE TRUST, a Maryland real estate investment trust, its sole member

By:

Name:
Title:

EXHIBIT XII

ELIGIBILITY MATRIX
(see attached)

EXHIBIT XIII

SELLER ASSET SCHEDULE

Loan ID #:
Borrower Name:
Borrower Address:
Borrower City:
Borrower State:
Borrower Zip Code:
Recourse?
Guaranteed?
Related Borrower Name(s):
Original Principal Balance:
Note Date:
Loan Date:
Loan Type (e.g. fixed/arm):
Current Principal Balance:
Current Interest Rate (per annum):
Paid to date:
Annual P&I:
Next Payment due date:
Index (complete whether fixed or arm):
Gross Spread/Margin (complete whether fixed or arm):
Life Cap:
Life Floor:
Periodic Cap:
Periodic Floor:
Rounding Factor:
Lookback (in days):
Interest Calculation Method (e.g., Actual/360):
Interest rate adjustment frequency:
P&I payment frequency:
First P&I payment due:
First interest rate adjustment date:
First payment adjustment date:
Next interest rate adjustment date:
Next payment adjustment date:
Conversion Date:
Converted Interest Rate Index:
Converted Interest Rate Spread:
Maturity date:
ARD Loan?
Loan term:
Amortization term:
Hyper-Amortization Flag:
Hyper-Amortization Term:
Hyper-Amortization Rate Increase:
Balloon Amount:
Balloon LTV:
Prepayment Penalty Flag:
Prepayment Penalty Text:
Lockout Period:
Lien Position:
Fee/Leasehold:
Ground Lease Expiration Date:
CTL (Yes/No):
CTL Rating (Moody’s):
CTL Rating (Duff):
CTL Rating (S&P):
CTL Rating (Fitch):
Lease Guarantor:
CTL Lease Type (NNN, NN, Bondable):
Property Name:
Property Address:
Property City:
Property Zip Code:
Property Type (General):
Property Type (Specific):
Cross-collateralized (Yes/No):*
Property Size:
Year built:
Year renovated:
Actual Average Occupancy:
Occupancy Rent Roll Date:
Underwritten Average Occupancy:
Largest Tenant:
Largest Tenant SF:
Largest Tenant Lease Expiration:
2nd Largest Tenant:
2nd Largest Tenant SF:
2nd Largest Tenant Lease Expiration:
3rd Largest Tenant:
3rd Largest Tenant SF:
3rd Largest Tenant Lease Expiration:
Underwritten Average Rental Rate/ADR:
Underwritten Vacancy/Credit Loss:
Underwritten Other Income:
Underwritten Total Revenues:
Underwritten Replacement Reserves:
Underwritten Management Fees:
Underwritten Franchise Fees:
Underwritten Total Expenses:
Underwritten Leasing Commissions:
Underwritten Tenant Improvement Costs:
Underwritten NOI:
Underwritten NCF:
Underwritten Debt Service Constant:
Underwritten DSCR at NOI:
Underwritten DSCR at NCF:
Underwritten NOI Period End Date:
Hotel Franchise:
Hotel Franchise Expiration Date:
Appraiser Name:
Appraised Value:
Appraisal Date:
Appraisal Cap Rate:
Appraisal Discount Rate:
Underwritten LTV:
Environmental Report Preparer:
Environmental Report Date:
Environmental Report Issues:
Covered by Environmental Insurance (Yes/No):
Architectural and Engineering Report Preparer:
Architectural and Engineering Report Date:
Deferred Maintenance Amount:
Ongoing Replacement Reserve Requirement per A&E Report:
Immediate Repairs Escrow % (e.g. [      ]%):
Replacement Reserve Annual Deposit:
Replacement Reserve Balance:
Tenant Improvement/Leasing Commission Annual Deposits:
Tenant Improvement/Leasing Commission Balance:
Taxes paid through date:
Monthly Tax Escrow:
Tax Escrow Balance:
Insurance paid through date:
Monthly Insurance Escrow:
Insurance Escrow Balance:
Reserve/Escrow Balance as of Date:
Probable Maximum Loss %:
Covered by Earthquake Insurance (Yes/No):
Number of times 30 days late in last 12 months:
Number of times 60 days late in last 12 months:
Number of times 90 days late in last 12 months:
Servicing Fee:
Secondary Financing in Place (Yes/No)
Secondary Financing Amount
Secondary Financing Description
Future Supplemental Financing (Yes/No)
Future Supplemental Financing Description
Notes:

* If yes, give property information on each property covered and in aggregate as appropriate. Loan ID’s should be denoted with a suffix letter to signify loans/collateral.